Exhibit 2.1
EXECUTION VERSION
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COMSCORE, INC.,
CS AD SOLUTIONS, LLC,
ADXPOSE, INC.
DRAPER ASSOCIATES, L.P.
DRAPER FISHER JURVETSON FUND IX, L.P.
DRAPER FISHER JURVETSON PARTNERS IX, LLC
AND
DRAPER FISHER JURVETSON FUND IX, L.P.,
as Stockholder Representative
Dated as of August 11, 2011

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(continued)

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(continued)

-iii-

(continued)

-iv-

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Consulting Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Option Termination Agreement

Exhibit F	Form of Company Counsel Legal Opinion

Exhibit G	Form of DFJ Noncompetition Agreement

Exhibit H	Form of Key Personnel Agreement

Exhibit I	Representations of Officer of Parent

Exhibit J	Representations of Officer of Company
Schedules
Disclosure Schedule
Schedule 4.3 — Consents — Parent and Merger Sub
Schedule 7.2(d) — Third Party Consents
Schedule 8.1(e) — Indemnity Items
Schedule 8.5(c) -IP Indemnity Items
Schedule 10.1(1) —Key Personnel
Schedule 10.1(2) —Management Personnel

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 10, 2011 by and among comScore, Inc., a Delaware corporation (“Parent”), CS AD SOLUTIONS, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), AdXpose, Inc., a Delaware corporation (the “Company”), Draper Associates, L.P., a California limited partnership, Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership and Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company (collectively, “DFJ” and individually a “DFJ Entity”) and Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership, who will serve as the representative of the Company’s stockholders and is a party to this Agreement solely in such capacity (the “Stockholder Representative”).
RECITALS
     A. The Parent, Merger Sub, Company, DFJ and Stockholder Representative entered into that certain Agreement and Plan of Merger dated August 3, 2011 (the “Prior Agreement”).
     B. The parties to the Prior Agreement believe it is in the best interests of all parties to amend and restate the Prior Agreement to provide for an agreed to Trading Price, to provide for an all cash escrow, and to make the other changes set forth in this Agreement.
     C. The boards of directors of each of Parent, and the Company and the Manager of Merger Sub believe it is in the best interests of each entity and its respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into the Merger Sub, with the Merger Sub continuing as the surviving entity (the “Merger”), under the terms of this Agreement.
     D. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     E. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     F. As of the date hereof, DFJ owns more than ninety-five percent (95%) of the issued and outstanding Company Capital Stock.
     G. The Company and DFJ, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     H. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code (a “368

Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
     I. Certain capitalized terms used in this Agreement are defined in Section 10.1
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree to amend and restate in its entirety the Prior Agreement as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (“DLLCA”) and the Delaware General Corporation Law (“DGCL”), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving company and as a wholly-owned subsidiary of Parent. The surviving company after the Merger is hereinafter referred to as the “Surviving Company.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Article VI hereof, and in any event within one (1) Business Day following the satisfaction or waiver of the conditions set forth in Article VII hereof (other than the satisfaction or waiver of those conditions that by their nature are to be satisfied at the Closing), at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, unless another time or place is mutually agreed upon in writing by Parent and the Company (and may take place by conference call and facsimile or email transfer of signature pages and deliverables with exchange of original signatures by overnight mail). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DLLCA and DGCL (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all restrictions, disabilities and duties of the Company and Merger Sub shall become the restrictions, disabilities and duties of the Surviving Company.

     1.4 Formation Documents of Surviving Company.
          (a) Certificate of Incorporation. The Certificate of Formation of the Surviving Company shall be amended and restated as of the Effective Time to be identical to the Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DLLCA and as provided in such Certificate of Formation; provided, however, that at the Effective Time, Article I of the Certificate of Formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the company is CS AdXpose, LLC.”
          (b) Limited Liability Company Agreement of Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Company at the Effective Time (other than any change to the name of the Surviving Company that is set forth in the Certificate of Formation of the Surviving Company) until thereafter amended in accordance with the DLLCA and as provided in the Certificate of Formation of the Surviving Company and such Limited Liability Company Agreement.
     1.5 Management of Surviving Company.
          (a) Directors of Company. The directors of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, to hold the office of manager in accordance with the provisions of the DLLCA and the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.
          (b) Officers of Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the Limited Liability Company Agreement of the Surviving Company.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options and treasury stock), or any other Person, upon the terms and subject to the conditions set forth in this Agreement, the following shall occur:
               (i) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Series A Preferred Stock in the manner provided in this Agreement, the sum of (i) the Series A Liquidation Preference plus (ii) the Final Per Share Consideration, of which $0.3061 per share is payable in cash and the remainder is payable in a number of Parent Shares calculated by dividing such remainder by the Trading Price.

               (ii) Each share of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Series 2 Preferred Stock in the manner provided in this Agreement, the sum of (i) the Series 2 Liquidation Preference plus (ii) the Final Per Share Consideration, $0.3061 per share is payable in cash and the remainder is payable in a number of Parent Shares calculated by dividing such remainder by the Trading Price.
               (iii) Each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Series 1 Preferred Stock in the manner provided in this Agreement, a number of Parent Shares equal to: the Series 1 Liquidation Preference, of which $0.3061 per share is payable in cash and the remainder is payable in a number of Parent Shares calculated by dividing such remainder by the Trading Price.
               (iv) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in this Agreement, a number of Parent Shares equal to: (A) the Final Per Share Consideration divided by (B) the Trading Price.
               (v) Irrespective of clauses (i) through (iv) above, the applicable consideration for Company Capital Stock set forth in this Section 1.6 shall be payable in all cash if the applicable Stockholder is not an “accredited investor,” as defined in Rule 501 under the Securities Act, as represented to Parent by such Securityholder in the Letter of Transmittal or the Option Termination Agreement, as applicable, provided, however, that this Section 1.6(a)(v) shall not apply if such Stockholder is entitled to receive Parent Restricted Shares pursuant to Section 1.6(c)(i)(B).
          (b) Treasury Stock. Each outstanding share of Company Capital Stock owned by the Company as treasury stock or authorized but currently unissued stock immediately prior to the Effective Time will, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist.
          (c) Treatment of Company Options.
               (i) Vested Company Options. The Company shall take all actions necessary or appropriate to provide that immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Vested Company Option shall be cancelled and each Vested Optionholder shall be entitled to receive the following:
                    A. for each share of Company Common Stock issuable upon the exercise of each Vested Nonstatutory Option held by such Vested Optionholder, a number of Parent Shares, subject to the withholding provisions contained herein, equal to (1) the difference of (x) the Final Per Share Consideration, minus (y) the exercise price for each share of Company

Common Stock issuable upon the exercise of the Vested Nonstatutory Option(s) (provided, that if such exercise price is greater than the Final Per Share Consideration, such amount shall be zero dollars ($0)) divided by (2) the Trading Price;
                    B. for each share of Company Common Stock issuable upon the exercise of each Vested Incentive Option held by a Management Personnel, a number of Parent Restricted Shares, subject to the withholding provisions contained herein, equal to (1) the difference of (x) the Final Per Share Consideration, minus (y) the exercise price for each share of Company Common Stock issuable upon the exercise of the Vested Incentive Option(s) (provided, that if such exercise price is greater than the Final Per Share Consideration, such amount shall be zero dollars ($0)) divided by (2) the Trading Price; and
                    C. for each share of Company Common Stock issuable upon the exercise of each Vested Incentive Option held by an Employee (who is not a Management Personnel), subject to the withholding provisions contained herein, an amount payable in cash equal to (1) the Final Per Share Consideration, minus (2) the exercise price for each share of Company Common Stock issuable upon the exercise of the Vested Incentive Option(s) (provided, that if such exercise price is greater than the Final Per Share Consideration, such amount shall be zero dollars ($0)).
     Irrespective of the immediately preceding clauses A and B, the applicable consideration set forth in this Section 1.6(c)(i) shall be payable in cash in lieu of Parent Shares if the applicable Vested Optionholder is not Management Personnel and not an “accredited investor,” as defined in Rule 501 under the Securities Act, as represented to Parent by such Vested Optionholder in the applicable Option Termination Agreement. Such payments to a Vested Optionholder by the Parent, Stockholder Representative or Escrow Agent shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign Tax Law but shall not be subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Vested Optionholder.
               (ii) Unvested Company Options. The Company shall take all actions necessary or appropriate to provide that immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Unvested Company Option shall be cancelled and be of no further force or effect.
               (iii) Termination of Company Option Rights. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, and conditioned on the consummation of the Merger, (A) the Company Option Plan shall be terminated, and (B) no holder of any Company Option will have any right to receive any shares of capital stock of the Company or, if applicable, membership interests of the Surviving Company, upon exercise of any Company Option.
          (d) Membership Interests of Merger Sub. All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remaining outstanding and held exclusively by Parent.

          (e) Aggregation for Purposes of Calculating Payment of Merger Consideration. For purposes of calculating the number of Parent Shares and amount of cash to be paid to each Stockholder and each Vested Optionholder pursuant to this Section 1.6, all amounts payable to such holder (without rounding) shall be aggregated and after such aggregation, such amount shall be rounded to the nearest whole Parent Share or nearest whole cent, as applicable.
     1.7 Closing Payments.
          (a) Closing Date Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company will prepare and deliver to the Parent a certificate (the “Closing Date Certificate”) signed by the Company certifying the Company’s good faith estimate of all payments required at Closing pursuant to this Agreement, including or attaching:
               (i) an estimated unaudited balance sheet of the Company, as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein);
               (ii) a statement setting forth the Company’s good faith estimate (based on reasonable assumptions) of the Closing Net Working Capital (the “Estimated Net Working Capital”) and setting forth the Company’s good faith estimate (based on reasonable assumptions) of the Estimated Net Working Capital Differential;
               (iii) a statement (the “Estimated Net Debt Statement”) setting forth (A) the Company’s good faith estimate (based on reasonable assumptions) of the Closing Net Debt (the “Estimated Net Debt”) and (B) a schedule of the estimated amounts of all Company Debt as of the Closing Date, including information on each creditor to whom such amounts are payable, accompanied by a pay-off letter from each such creditor, which pay-off letter shall provide for the release of all Liens associated therewith upon payment of the sums specified therein, all in customary form or a form otherwise reasonably satisfactory to Parent;
               (iv) a statement setting forth (A) the calculation of the Estimated Adjusted Net Merger Consideration and (B) the Estimated Per Share Consideration;
               (v) a calculation of the amounts of each Stockholder’s portion of the Estimated Adjusted Net Merger Consideration, along with the portion of the foregoing to be paid by the Parent to each Stockholder at the Closing and the amounts to be deposited into the Escrow Account on behalf of such Stockholder, and identifying the name of each Stockholder, and the number of shares of Company Capital Stock owned by such Stockholder; and
               (vi) a calculation of the amount of each Vested Optionholder’s portion of the Estimated Adjusted Net Merger Consideration, along with the portion of the foregoing to be paid by the Parent to each Vested Optionholder at the Closing (including all income and employment Taxes to be withheld) on behalf of such Vested Optionholder, and identifying the name of each Vested Optionholder, the number of shares of Company Common Stock otherwise issuable upon the exercise of the Vested Company Option being terminated, whether the Vested

Optionholder held Nonstatutory Options or Vested Incentive Options, and the applicable per share exercise price.
          (b) Closing Date Payments. Parent will make the following payments by wire transfer of immediately available funds or by issuance of Parent Shares, as applicable:
               (i) within two Business Days from the Closing Date, the Escrow Amount to SunTrust Bank, National Association (the “Escrow Agent”), as escrow agent under the Escrow Agreement by and among Parent, the Stockholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), for deposit in the escrow account (the “Escrow Account”) to be established, maintained and managed by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement;
               (ii) at or prior to the Closing, in cash, the amount of any Company Debt listed on the Estimated Net Debt Statement to each creditor (in its respective amount) identified therein;
               (iii) at or prior to the Closing, in cash, the amount of all income and employment Taxes to be withheld as shown pursuant to the schedules referenced in Section (a)(v) and Section (a)(vi) to the Company, which will be paid by the Company to the appropriate Taxing authorities; and
               (iv) in accordance with Section 1.6, the Estimated Adjusted Net Merger Consideration (less the amounts paid pursuant to Section 1.7(b)(i) or 1.7(b)(iii) and less the Aggregate Option Exercise Amount) to the Securityholders in accordance with the provisions of Section 1.9 hereto.
     1.8 Escrow Arrangements; Withholdings.
          (a) Escrow Funds. The Escrow Amount and the earnings thereon (collectively, the “Escrow Funds”) shall be available in accordance with the Escrow Agreement as security for the indemnity obligations of the Stockholders in Article VIII and for any amounts owed by the Stockholders under Section 1.10. Escrow Funds shall be withheld from each Stockholder’s cash portion of the Estimated Adjusted Net Merger Consideration based on each Stockholder’s pro rata portion of the Estimated Adjusted Net Merger Consideration payable to the Stockholders in accordance with Section 1.6 (the “Pro Rata Interest”). The Escrow Funds shall be available to compensate the Parent Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Article VIII or for any amounts owed to Parent by the Stockholders as a result of post-closing adjustments under Section 1.10. Interests in the Escrow Funds shall be non-transferable.
          (b) Withholding Taxes. Notwithstanding any other provision in this Agreement, the Company, the Stockholder Representative, the Parent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Securityholders. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Securityholder or other recipient of payments in respect of which such deduction and withholding was made. To the extent determined appropriate by Parent in its discretion, it will have the right (but not the obligation) to satisfy any Tax withholding obligations by reducing the number of Parent Restricted Shares otherwise deliverable to an Optionholder.
     1.9 Payments
          (a) In order for a Stockholder to receive payment from the Parent for such Stockholder’s shares of Company Capital Stock, such Stockholder shall be required to provide Parent (i) a duly executed Letter of Transmittal in the form attached hereto as Exhibit D (“Letter of Transmittal”), (ii) an executed Form W-9 or the appropriate series of Form W-8, as applicable, and (iii) either the applicable stock certificate(s) or an Affidavit of Lost Stock Certificate and Indemnity Agreement in the form attached to the Letter of Transmittal.
          (b) In order for a Vested Optionholder to receive payment in connection with such Vested Optionholder’s Vested Company Options, such Vested Optionholder shall be required to provide the Parent (i) an executed Option Termination Agreement in the form attached hereto as Exhibit E and (ii) Form W-9 or the appropriate series of Form W-8, as applicable, (or other applicable form).
          (c) If the Parent determines that any of the items referenced in Sections 1.9(a) or 1.9(b) do not appear to have been properly completed or executed, the Parent will consult with the Stockholder Representative and the Parent and the Stockholder Representative will consider in good faith waiving any irregularity if there is no material risk of Loss to the parties in connection therewith.
          (d) If payment or delivery is to be made to a Person other than the Person in whose name a Company stock certificate so surrendered is registered, it shall be a condition of payment that the Company stock certificate so surrendered be properly endorsed or otherwise in proper form for transfer, that the signatures on the Company stock certificate or any related stock power be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Company stock certificate so surrendered or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable.
          (e) After the Effective Time, there shall be no transfers of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.
     1.10 Post-Closing Adjustments.
          (a) Calculation of Final Adjusted Net Merger Consideration.
               (i) Within ninety (90) calendar days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Stockholder Representative a statement (the “Parent Closing Statement”) setting forth Parent’s calculation of (A) the actual Closing Net Working Capital, and (B) the actual Closing Net Debt and (C) any unpaid Outstanding Company Transaction Expenses (each of clauses (A), (B) and (C), a “Merger Consideration Adjustment Component”), along with a description in reasonable detail of each adjustment from the calculations of Estimated Net Working Capital and Estimated Net Debt. The Parent Closing Statement delivered by the Parent shall also set forth any adjustment in the Net Merger Consideration due to such adjustments.
               (ii) The Stockholder Representative may dispute any item or amount set forth in the Parent Closing Statement, at any time within thirty (30) calendar days following receipt of the Parent Closing Statement, by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such disputed item or amount, and (C) the Stockholder Representative’s calculation of the Merger Consideration Adjustment Components and the actual Net Merger Consideration after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount. If the Stockholder Representative does not deliver a Notice of Dispute to the Parent Closing Statement within thirty (30) calendar days following receipt of the Parent Closing Statement, or accepts the Parent Closing Statement during such period, the Net Merger Consideration will be adjusted as set forth in the Parent Closing Statement.
               (iii) If Parent shall receive a Notice of Dispute from the Stockholder Representative delivered pursuant to and in accordance with Section 1.10(a)(ii) within the time period set forth therein, then Parent and the Stockholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Stockholder Representative are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:
                    A. Parent and the Stockholder Representative shall execute a memorandum (the “Merger Consideration Adjustment Memorandum”) setting forth (1) the resolved items or amounts, if any, and (2) the items or amounts included in the Notice of Dispute that remain in dispute following such good faith negotiations, with the position of each party with respect thereto (provided if they cannot agree on the terms of a single memorandum, each shall prepare and execute a separate memorandum which together shall be deemed the Merger Consideration Adjustment Memorandum);
                    B. Parent and the Stockholder Representative shall submit all remaining disputed items and amounts set forth in the Merger Consideration Adjustment Memorandum to the Independent Accounting Firm for resolution in accordance with the terms and conditions hereof. The Independent Accounting Firm will be jointly engaged by Parent, on one hand, and the Stockholder Representative, on the other hand, pursuant to an engagement letter in customary form which each of Parent and Stockholder Representative shall execute. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act as an arbitrator, (2) consider only those items and amounts identified in the Merger Consideration Adjustment Memorandum as being in dispute between Parent and the Stockholder Representative, (3) be instructed to reach its conclusions regarding any such dispute consistent with the terms and conditions of this Agreement and within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Stockholder Representative or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Stockholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any such dispute will be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties (e.g., if the total amount in dispute is $70,000 and the Independent Accounting Firm agrees with the Stockholder Representative with respective to $40,000 of such amount in dispute, then the Securityholders will be responsible for three-sevenths (3/7th) of the fees and expenses and the Parent will be responsible for four-sevenths (4/7th) of the fees and expenses). The Independent Accounting Firm shall determine all disputed items and amounts, and absent fraud or manifest error, its decision in respect thereof shall be final and binding upon (and unappealable by) Parent, the Stockholder Representative and the Securityholders; and
                    C. For all purposes of and under this Agreement, the term “Final Adjusted Net Merger Consideration” means the actual finally determined Net Merger Consideration, based upon (1) all amounts agreed upon by Parent and the Stockholder Representative or as otherwise determined pursuant to Section 1.10(a)(ii), and (2) all other amounts determined by the Independent Accounting Firm pursuant to Section 1.10(a)(iii)(B). Upon the determination of the Final Adjusted Net Merger Consideration, the Parent Closing Statement shall be deemed to be adjusted to include the finally determined amounts.
               (iv) During the period of time from and after the date of the delivery of the Parent Closing Statement to the Stockholder Representative until the Final Adjusted Net Merger Consideration has been finally determined pursuant to and in accordance with this Section 1.10(a), Parent shall provide the Stockholder Representative and its accountants, counsel and other consultants and experts retained by the Stockholder Representative with reasonable access during normal business hours to the books, records, accounts, and files of the Surviving Company pertaining to the determination of the Merger Consideration Adjustment Components and the working papers used by Parent or its accountants to prepare the Parent Closing Statement, and each party shall use its commercially reasonable efforts to respond to the other’s reasonable inquiries regarding the Parent Closing Statement and disputes in connection therewith.
          (b) Post-Closing Payment Based on Final Adjusted Net Merger Consideration.
               (i) If the Final Adjusted Net Merger Consideration is less than the Estimated Adjusted Net Merger Consideration (such difference, the “Shortfall Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.10(a) (and in any event within five (5) Business Days thereafter), Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Account and deliver to Parent an amount (without interest)

equal to the Shortfall Amount, which shall be apportioned among the Stockholders from the Escrow Funds based on each Stockholder’s applicable Pro Rata Interest.
               (ii) If the Final Adjusted Net Merger Consideration is greater than the Estimated Adjusted Net Merger Consideration (such amount, the “Excess Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.10(a) (and in any event within five (5) Business Days thereafter), Parent shall pay the Excess Amount (less the amount of all income and employment Taxes to be withheld on such payments as directed by the Stockholder Representative prior to such payment due date) to each Securityholder an amount of cash (without interest) equal to their Pro Rata Portion of the Excess Amount; and the amount of such income and employment Taxes so withheld will be paid by Parent to the Company, and which will be paid by the Company the appropriate Taxing authorities.
     1.11 Appraisal Rights. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time held by Stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares of Company Common Stock, the “Dissenting Shares”), subject to the terms of any shareholder or similar agreements to which the Stockholders are bound, shall not be converted into the right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6, but shall be entitled to receive payment of the appraised value of such shares from the Surviving Company or Parent in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a Stockholder who shall thereafter withdraw its demand for appraisal or shall fail to perfect its right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive from the Surviving Company or Parent the Final Per Share Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger. Any party hereto shall provide the other parties with prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received in connection with the Merger, and the Stockholder Representative shall have the opportunity to direct and settle all negotiations and proceedings with respect to such demands. The Stockholder Representative shall conduct, and Parent shall be entitled to participate in, all such negotiations and proceedings in good faith, and shall endeavor to resolve all such demands as promptly as practicable (and in any event prior to the termination of the Escrow Account pursuant to the terms of the Escrow Agreement). The Stockholder Representative will not, except with the prior written consent of Parent, make any payment with respect to, settle or offer to settle, any such demands.
     1.12 Transaction Expenses. Whether or not the Merger is consummated, all Third Party Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses. The fees and expenses of an independent accounting firm engaged by Company to complete an audit and stub period review of the Company’s financial statements shall be paid by Parent; provided that Parent shall have no liability for fees and expenses incurred after such date that is seven days following notice from the Parent to Company to discontinue such efforts.
     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
     1.14 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a 368 Reorganization. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule, dated as of the date of this Agreement, supplied by the Company to Parent (the “Disclosure Schedule”) as follows:
     2.1 Organization; Corporate Documentation.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the DGCL. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified, registered or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 2.1(a) of the Disclosure Schedule, which includes all jurisdictions in which such qualification, registration or licensure is required by Law, except such jurisdictions where the failure to be so qualified, registered or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
          (b) Except as set forth on Section 2.1(b) of the Disclosure Schedule, during the past five (5) years, the Company has not used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of the Assets. Section 2.1(b) of the Disclosure Schedule lists all current directors and officers of the Company, showing each such person’s name, positions, and, for each such person that receives compensation for services as a director or officer (as opposed to as an employee), annual remuneration, bonuses and fringe benefits paid by the Company for the current fiscal year and the most recently completed fiscal year.
          (c) The Company has provided Parent a true and correct copy of its Certificate of Incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The minute books and records of the corporate proceedings of the Company, copies of which have been delivered to Parent and originals of which will be delivered to Parent on the Closing Date are true, correct and complete. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of the Company that have not been furnished to Parent’s counsel.
          (d) The Predecessor Company was, prior to its merger into Company effective as of March 24, 2011, a corporation duly organized, validly existing and in good standing under the DGCL. The Predecessor Company had the corporate power to own its properties and to carry on its business as conducted by it. The Predecessor Company was duly qualified, registered or licensed to do business and was in good standing as a foreign corporation in each jurisdiction in which such qualification, registration or licensure was required by Law, except such jurisdictions where the failure to be so qualified, registered or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The purchase by the Company of the outstanding equity, the share exchange and the merger of the Predecessor Company into Company (the “Reorganization”) were duly authorized, duly executed and all transactions necessary to cause the Reorganization were completed in accordance with applicable Law. Company has provided Parent with true, correct and complete copies of all agreements, certificates and other documents relating to the Reorganization.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of: (i) 21,000,000 shares of Company Common Stock, none of which are issued and outstanding as of the date of this Agreement, (ii) 10,889,189 shares of Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (iii) 2,721,445 shares of Series 1 Preferred Stock, 608,770 shares of which are issued and outstanding as of the date of this Agreement, and (iv) 2,721,445 shares of Series 2 Preferred Stock, of which 2,112,675 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, the Company Capital Stock is held by the Persons with the addresses on record with the Company and in the numbers of shares as set forth in Section 2.2(a) of the Disclosure Schedule and such Persons have good, valid and marketable title to the applicable Company Capital Stock, free and clear of any and all Liens. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options, have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date hereof, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock.
          (b) Except for the Company Option Plan or as set forth in Section 2.2(a) of the Disclosure Schedule, neither the Company nor the Predecessor Company has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement, other than option agreements thereunder, providing for equity compensation to any Person. The Company has reserved 4,536,878 shares of Company Common Stock under the Company Option Plan for issuance to employees and directors of, and consultants and other service providers to, the Company upon the exercise of options granted under the Company Option Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 3,945,631 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options. Section 2.2(a) of the Disclosure Schedule sets forth for each holder of Company Options, the name and address on record with the Company of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, and the dates on which such Company Options were granted and will expire. Except for the Company Options set forth in Section 2.2(a) of the Disclosure Schedule, there are no Options to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set forth in Section 2.2(a) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company and (ii) there are no agreements to which the Company or, to the Knowledge of the Company, any of its Stockholders is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As of the Effective Time, there will be no more than 820,562 shares of Company Common Stock issuable upon the exercise of Vested Company Options held by Employees (other than Management Personnel). Each of the Management Personnel and each holder of Vested Nonstatutory Options is an “accredited investor,” as defined in Rule 501 under the Securities Act.
     2.3 Subsidiaries. The Company does not have, and the Predecessor Company did not have any Subsidiaries and neither the Company nor the Predecessor Company otherwise directly or indirectly owns or owned any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any other corporation, limited liability company, partnership, association or Person.
     2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the requisite approval of the Stockholders of this Agreement (the “Sufficient Stockholder Vote”), the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company is a party have been approved by the Board of Directors of the Company and the Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its Stockholders. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the

Certificate of Merger will not be effective until filed with and accepted by the Secretary of State of the State of Delaware.
     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the other Related Agreements to which it is a party, and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the similar organizational documents of the Company, (ii) any Contract to which the Company or any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to the Company and any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth a true, correct and complete list of Contracts of the Company pursuant to which consents, waivers or approvals of third Persons are required thereunder in connection with the Merger.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and (ii) such consents, notices, waivers, approvals, orders or authorizations, which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the timeframe in which the Merger would otherwise be consummated in the absence of the need for such consents, notices, waivers, approvals, orders or authorizations.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the (i) audited balance sheets of the Company (and as applicable, Predecessor Company) as of December 31, 2009 and 2008, and the audited statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2009 and 2008 (the “Year-End Financials”), (ii) unaudited balance sheet of the Company (and as applicable, Predecessor Company) as of December 31, 2010, and (iii) an unaudited balance sheet of the Company (and as applicable, Predecessor Company) as of June 30, 2011 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and stockholders’ equity for the twelve month period ended December 31, 2010, and the six month period ended June 30, 2011 (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials fairly present in all material respects the financial condition of the Company (and as applicable, Predecessor Company) as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The unaudited consolidated balance sheet of the Company (and as applicable, Predecessor Company) as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” All accounts receivable of Company shown on the Current Balance Sheet are (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) not subject to valid defenses, set offs or counterclaims and (iii) collectible within ninety (90) days after billing at the full recorded amount thereof. No further goods or services are required to be provided in order to complete the sales and to entitle the Company or its assignee to collect the accounts receivable in full and none of the accounts receivable have been pledged or assigned to any Person.
     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no Liability required to be reflected in financial statements in accordance with GAAP or that involve “off-balance sheet” financing (broadly construed), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen (x) in the ordinary course of business, consistent with past practices, since the Balance Sheet Date (other than Liabilities for violations of Law or breach or default of any Contract), or (y) pursuant to or in connection with this Agreement, the Merger or the other transactions contemplated hereby.
     2.9 Internal Controls. The Company maintains and the Predecessor Company maintained accurate books and records reflecting their assets and liabilities and the Company maintains and the Predecessor Company maintained proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that Company’s and Predecessor Company’s assets have been and are used only in accordance with management directives, (ii) transactions have been and are executed with management’s authorization, (iii) transactions have been and are recorded as necessary to permit preparation of the financial statements and to maintain accountability for their assets, (iv) access to their assets has been and are now permitted only in accordance with management’s authorization, (v) the reporting of Company’s assets is and of Predecessor Company’s assets were compared with existing assets at regular intervals, and (vi) accounts, notes and other receivables and inventory of Company are and of Predecessor Company were recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Neither the Company nor the Predecessor Company has been advised by its external auditor, attorneys or other advisors that it must make a material adjustment to any financial record, or must change any material internal practice, policy or procedure to comply with any Laws, or any accounting best practice.

     2.10 No Changes. Except as provided in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date, (a) the Company has conducted its business only in the ordinary and usual course of business consistent with past practice, and (b) there has not been any change in or development with respect to the Company’s business, operations, method of accounting or accounting practices, method of recording Tax or Tax election, condition (financial or otherwise), results of operations, prospects, assets or liabilities, except for changes and developments which have not had, and would not reasonably be expected to have a Company Material Adverse Effect.
     2.11 Tax Matters.
          (a) Tax Returns and Audits. Except as set forth in Section 2.11(a) of the Disclosure Schedule:
               (i) Each of the Company and Predecessor Company has (A) prepared and timely filed all material Tax Returns required to be filed by it, such Tax Returns have been completed in accordance with applicable Law and such Tax Returns are true, correct, accurate and complete in all material respects and (B) timely paid all Taxes required to be paid, whether or not shown on such Tax Returns.
               (ii) Each of the Company and Predecessor Company has paid or withheld with respect to its employees, stockholders, creditors and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other material Taxes required to be paid or withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) Neither the Company or the Predecessor Company has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing or orally against it, nor has the Company or the Predecessor Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Tax Return of the Company or the Predecessor Company is presently in progress, nor has the Company or Predecessor Company been notified in writing or, to the Knowledge of the Company, orally of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company or the Predecessor Company has been proposed in writing or, to the Knowledge of the Company, orally by any Taxing authority to the Company or the Predecessor Company or any representative thereof. No written or, to the Knowledge of the Company, oral claim has ever been made by a Taxing authority that the Company or the Predecessor Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
               (v) As of the Balance Sheet Date, the Company does not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, and the Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business, consistent with past practices.
               (vi) The Company has provided to Parent or its legal counsel, copies of all income and other material Tax Returns for the Company and the Predecessor Company filed for all periods ending on or after 2004.
               (vii) There are no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) Neither the Company nor the Predecessor Company (A) has been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return, (B) has been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement, nor does the Company owe any amount pursuant to any such agreement or arrangement, or (C) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise.
               (ix) Neither the Company nor the Predecessor Company has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 897(c) of the Code.
               (x) Neither the Company nor the Predecessor Company has engaged in a “reportable transaction” under Treasury Regulations § 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as set forth under Treasury Regulations § 1.6011-4(b)(2).
               (xi) Each of the Company and the Predecessor Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Law, and is in possession of supporting documentation as may be required under any such provision.
               (xii) The Company has not filed, and does not have pending, any ruling requests with any Taxing authority, including any request to change any accounting method.
               (xiii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or any adjustment pursuant to Section 481(a) of the Code (or any analogous provision of other Law), (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of other Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.
               (xiv) All material information in the Company’s possession regarding the income Tax basis that the Company has in its assets, its current and accumulated earnings and profits, its Tax carryovers (including net operating loss carryovers), owner shifts, equity structure shifts and ownership changes as described in Section 382 of the Code, and currently applicable Tax elections have otherwise been made available to the Merger Sub and to the Parent.
               (xv) The Company is not a party to any interest rate swap, currency swap, notional principal contract, or similar transaction.
               (xvi) The Company has not taken or agreed to take any action, and is not aware of any fact or circumstances, that would prevent the Merger from qualifying as a 368 Reorganization.
               (xvii) The merger of the Predecessor Company into the Company effective as of March 24, 2011, qualified as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code.
          (b) Executive Compensation Tax. There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
          (c) 409A. Except as set forth in Section 2.11(a) of the Disclosure Schedule, each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Except as set forth in Section 2.11(a) of the Disclosure Schedule, each outstanding Company Option has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option was granted.
     2.12 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not currently own and the Predecessor Company has not in the past owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”) and each lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company is a party or by which it is bound, the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). All Lease Agreements are enforceable, valid and effective in accordance with their respective terms except as such enforceability or effectiveness may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors, the Company has performed all of its obligations under such leases, and there is not, under any of such leases, any existing default by the Company, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

          (b) The Leased Real Property is in good operating condition and repair (subject to normal wear and tear), and to the Company’s Knowledge, free from material structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Except as set forth in Section 2.12(b) of the Disclosure Schedule, neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate any applicable building code, zoning requirement or statute relating to such property or operations thereon, and to the Knowledge of the Company, any such non-violation is not dependent on so-called non-conforming use exceptions. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, and (ii) Liens for Taxes not yet due and payable, (collectively, “Permitted Liens”) and except as set forth in Section 2.12(c) of the Disclosure Schedule.
          (d) All equipment owned or leased by the Company currently in use and necessary for the conduct of its business as presently conducted is in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.13 Intellectual Property.
          (a) Section 2.13(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list of the following: United States and foreign patents and patent applications, Trademark registrations and applications, internet domain name registrations, and Copyright registrations and applications owned by the Company, specifying as to each item, as applicable: (i) the type of the item, including the title, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (iv) the issuance, registration or application numbers and date (collectively, the “Company Registered Intellectual Property”). Section 2.13(a)(i) of the Disclosure Schedule also lists all material unregistered Intellectual Property of the Company used in the conduct of its business, including, without limitation, Software owned by the Company and used in its Products.Section 2.13(a)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all IP Licenses (other than (A) shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of $1,000 or less, (B) nonexclusive licenses under which the Company uses “free” or “open source” software which are listed in Section 2.13(i) of the Disclosure Schedule; (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business consistent with past practice; and (D) agreements with current and former employees of the Company entered into in the ordinary course of business consistent with past practice using the Company’s standard employee agreement, the form of which have been provided to Parent (collectively, the “Standard License In Contracts”)). For clarity, the Standard License In Contracts are not required to be listed in Section 2.13(a)(ii) of the Disclosure Schedule, although such licenses are “IP Licenses” as that term is used herein.
          (b) Except as set forth in Section 2.13(b) (i) of the Disclosure Schedule, the Company is the sole owner of the Company Owned IP, free and clear of any Liens (other than Permitted Liens, the grant by the Company of nonexclusive licenses to use the Company Owned IP to its customers in the ordinary course of business consistent with past practice using the Company’s standard license form previously provided to Parent (unless the Contract containing such license grant contains other terms that would be considered to be a Lien), and those Liens set forth on Section 2.13(b) of the Disclosure Schedule). The Company has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Owned IP (subject to Permitted Liens, and the fact that the Company cannot grant exclusive license rights to Company Owned IP, and any assignment or other transfer of the Company Owned IP must be made, subject to the nonexclusive licenses to use the Company Owned IP granted by the Company to its customers in the ordinary course of business consistent with past practice using the Company’s standard license form previously provided to Parent, and those Liens set forth on Section 2.13(b)(i)of the Disclosure Schedule). Except as set forth on Section 2.13(b)(ii) of the Disclosure Schedule, the Company has not assigned or granted any rights to any Person in any Company Owned IP, except for (i) commercial non-exclusive licenses granted by the Company to its customers in connection with products or services sold or performed by the Company in the ordinary course of business consistent with past practice using the Company’s standard license form previously provided to Parent, (ii) agreements with Employees of the Company permitting such Persons to use Company Owned IP in performing services for or on behalf of the Company, (iii) standard terms governing third Persons’ access to, and use of, the Company’s websites which terms are listed on the website; and (iv) confidentiality and non-disclosure agreements entered into in the ordinary course of business consistent with past practice (subsections (i)-(iv), collectively, the “Standard License Out Contracts”).
          (c) The Company has valid and enforceable licenses to use all Intellectual Property that is the subject of the IP Licenses (the “Licensed IP”). The IP Licenses include all of the licenses, sublicenses and other Contracts or permissions relating to third party Intellectual Property necessary to operate the Company as presently conducted. The Company is not, nor to the Knowledge of the Company is another party thereto, in breach or default under an IP License or any Standard License Out Contract, nor has any event occurred that with notice or lapse of time or both would constitute a breach or default thereunder. The Surviving Company will not be, as a result of the execution and delivery of this Agreement or of the consummation of the Merger, in violation of any IP License or any Standard License Out Contract. The Company Owned IP will be owned and available for use by, and the Licensed IP will be licensed to and available for use by, the Surviving Company on terms and conditions identical to those under which, prior to the Closing, the Company Owned IP was owned and available for use by, and the Licensed IP was licensed to and available for use by, the Company, without the imposition of any additional obligations, restrictions or limitations.

          (d) All registrations for the Company Registered Intellectual Property are valid and subsisting, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than, with respect to such applications, office actions in the ordinary course of pursuing such applications in front of the relevant patent, copyright or trademark authorities, all of which office actions have been previously provided to Parent. All necessary registration, maintenance, and renewal fees in connection with Company Registered Intellectual Property have been paid and all required documents and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, or other applicable authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property. Except as set forth on Schedule 2.13(d) of the Disclosure Schedule, as of the date hereof there are no actions that must be taken by the Surviving Company on or before January 31, 2012, including the payment of any registration, maintenance or renewal fees or the filing of any responses to actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Company Registered Intellectual Property.
          (e) The operation of the business of the Company as currently conducted and as conducted in the past by Company or Predecessor Company, the Company Products sold or distributed by the Company in its business and the Company Owned IP did not in the past, and do not infringe, violate or misappropriate any Intellectual Property of any other Person. To the Knowledge of the Company, the Company’s use of Licensed IP in the business as currently conducted and as conducted in the past did not and does not infringe, violate, or misappropriate any Intellectual Property of any third party. Except as set forth in Section 2.13(d) of the Disclosure Schedule, the Company has not received notice or other communication from any Person claiming that such operation of the business, use of Licensed IP, or any Company Product or Company Owned IP infringes, violates or misappropriates any Intellectual Property of any Person or otherwise challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Owned IP or Company Products. No cause of action, suit, complaint, litigation, arbitration proceeding hearing, or other dispute is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any, Company Owned IP, or that challenges the Company’s right to sell or distribute the Company Products, and no item of Company Owned IP is subject to any outstanding order, ruling, decree, stipulation or charge restricting in any manner the use, licensing, or sublicensing thereof.
          (f) To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Owned IP.
          (g) The Company has, maintains and enforces a policy requiring each Employee of the Company that develops Intellectual Property on behalf of the Company in the course of his, her or its employment or engagement by the Company to execute a written agreement protecting the confidentiality of any information of a confidential nature and including an assignment to the Company of all such Intellectual Property. To the Knowledge of the Company, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property on behalf of the Company or Predecessor Company, either: (i) is a party to an agreement that conveys or obligates such person to convey to the Company or Predecessor Company any and all right, title and interest in and to all Intellectual Property that was developed by such Person in the performance of such Person’s employment with or engagement on behalf of the Company or Predecessor Company, (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of the Company is a party to a “work made for hire” agreement pursuant to which the Company is deemed to be the original owner/author of all proprietary rights in such material, or (iii) otherwise has by operation of law vested in the Company any and all right, title and interest in and to all such Intellectual Property that was developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company. The Company has provided Purchaser copies of the Company’s standard forms of written Contracts referenced in subsections (i) and (ii) above.
          (h) Except as set forth on Section 2.13(h) of the Disclosure Schedule, (i) the Software owned by the Company (as opposed to licensed by the Company) is not subject to a Contract granting a third Person an exclusive license to or right to acquire ownership of the intellectual property rights related to, such Software, (ii) the Company and Predecessor Company take and have at all times in the past taken commercially reasonable measures to maintain the source code for such Software as a Trade Secret, and the Company has not provided access to such source code to any Person except Employees with a need to know for the purpose of their employment by or performance of services for the Company or Predecessor Company, and the third parties listed on Section 2.13(h) of the Disclosure Schedule, (iii) there are no Contracts in effect to which the Company is a party giving a third Person the right to market, distribute, license or promote the Software owned by the Company, (iv) the Software is free from any material defect that causes the Software to fail to meet the specifications of the products derived from such Software, and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and (v) the Software owned by the Company performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by the Company.
          (i) Except as set forth in Section 2.13(i) of the Disclosure Schedule, neither the Company nor the Predecessor Company has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Software owned by the Company, (ii) distributed Open Source Materials in conjunction with any Software owned by the Company, or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third Person any rights or immunities under any Company Owned IP (including requiring that any Company Owned IP be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge).
          (j) Each of the Company and the Predecessor Company has complied in all respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information. To the Knowledge of the Company, neither the Company nor the Predecessor Company has violated any person’s rights to privacy, publicity, endorsement, or similar right. Each of the Company and the Predecessor Company has complied with its public-facing privacy policies, if any, relating to the Company’s and the Predecessor Company’s collection, processing and use of personal information. The Company takes commercially reasonable measures to protect personal information in its control against unauthorized access, use or, modification.
          (k) Each of the Company and the Predecessor Company has taken commercially reasonable actions to maintain and protect the Company Owned IP. Except as required pursuant to the filing of any Patent application, regarding the Trade Secrets owned by the Company: (i) each of the Company and the Predecessor Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure, (ii) to the Knowledge of the Company, there has not been an unauthorized use or disclosure of such Trade Secrets, (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets, and (iv) the Company is not, nor as a result of the execution and delivery of this Agreement or the consummation of the Merger, will the Surviving Company be, in violation of any Contract relating to such Trade Secrets.
          (l) None of the Intellectual Property used by the Company in the conduct of the business is owned by any shareholder, director, officer, employee or consultant of the Company.
          (m) Except as set forth on Section 2.13(m) of the Disclosure Schedule, the information technology systems, including without limitation, Software, firmware, hardware, networks, interfaces, electronic data processing, information record keeping, communications, telecommunications, peripherals and related systems owned, used or relied on by the Company, including any outsourced systems and processes (the “Company Systems”), are sufficient to operate the Company’s business as it is currently conducted, with respect to current capacity, and are able to process current normal and peak volumes in a timely manner. In the twelve month period prior to the date of execution of this Agreement, neither the Company nor the Predecessor Company has received written notice from any Person with whom the Company does or the Predecessor Company did business that the Company Systems are inadequate to operate the Company’ business as it is currently conducted, with respect to current capacity, or are noncompliant with any Contract to which the Company is a party. With respect to the Company Systems: (i) the Company has disaster recovery plans, policies, procedures and facilities, and, except as set forth on Section 2.13(m)(i) of the Disclosure Schedule, the Company has regularly tested and updated the policies at least once a year; (ii) the Company has taken commercially reasonable steps to safeguard the Company Systems in its control that are utilized in the operation of the Company as it is currently conducted, and has used commercially reasonable efforts to ensure that the Company Systems in its control are free from viruses and other harmful code, including using commercially available antivirus software; (iii) there has not been any malfunction that, to the Knowledge of the Company, has not been remedied in all material respects; and (iv) the Company has implemented or is in the process of implementing all security patches or security upgrades that are generally available to it for the Company Systems in its control.
     2.14 Agreements, Contracts and Commitments.

          (a) Except as set forth in Section 2.14 of the Disclosure Schedule, the Company is not a party to nor is it bound by any of the following Contracts that are currently in force (each, a "Material Contract”):
               (i) any vendor or supply Contract involving expenditures of greater than $25,000 per year by the Company for the purchase of goods or services;
               (ii) any current employment, contractor or consulting Contract with an employee or consultant, contractor or salesperson that requires payment in excess of $150,000 per year, except for employee offer letters or employment contracts that are terminable by the Company at will and without notice or severance/termination benefits or similar payments;
               (iii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any severance or change of control agreements);
               (iv) any lease of personal property or equipment requiring payments of greater than $25,000 per year;
               (v) any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $500,000 in the aggregate;
               (vi) any Contract for the disposition or acquisition of material assets or any interest in any business enterprise, in each case that is outside the ordinary course of the business of the Company, consistent with past practices;
               (vii) any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business which are reflected on the Current Balance Sheet;
               (viii) any powers of attorney;
               (ix) any Contract containing covenants or other obligations by the Company granting to a third Person, or containing any current or future commitments by the Company to a third Person regarding, exclusive rights, non-competition, non-solicitation, “most favored nations,” restriction on the operation or scope of the Company’s business or operations, or similar terms, in each case other than (A) agreements with employees, consultants and contractors in the Company’s standard form, a copy of which has been provided to Parent and (B) restrictions on the use of Licensed IP set forth in a Contract granting the Company rights to Licensed IP;

               (x) any Contract pursuant to which Company licenses to any Person any Company Owned IP that is (A) material to the business of the Company or (B) used and distributed in a Company Product, but excluding the Standard License Out Contracts;
               (xi) any Contract pursuant to which any Person licenses Intellectual Property to the Company that is material to the business of the Company, but excluding the Standard License In Contracts; or
               (xii) any other Contract not identified in clauses (i) through (x) above that involves $50,000 or more and is not cancelable by the Company without penalty within ninety (90) days.
          (b) The Company is in compliance with, and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. Each Material Contract is in full force and effect except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors.
     2.15 Interested Party Transactions. No officer, director, or to the Knowledge of the Company, no employee, or stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (i) any material interest in any entity that sells or furnishes to the Company, any goods or services, or (ii) a material beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15. No officer, director, employee, or stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employee stockholders of the Company.
     2.16 Governmental Authorization. Except as set forth in Section 2.16(a) of the Disclosure Schedule, each material consent, license, permit, grant or other authorization of any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the business of the Company as currently conducted or the holding of any such interest (collectively, “Company Authorizations”), has been issued or granted to the Company by such Governmental Entity. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets. All Company Authorizations are listed on Section 2.16(b) of the Disclosure Schedule and are valid and in full force and effect. The Company is in compliance with the terms of such Company Authorizations. Neither the Company nor the Predecessor Company has received written notice from any Governmental Entity in the past three years of any violation in respect of any such Company Authorizations.

     2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its properties (tangible or intangible) or officers or directors in their capacity as such. Except as set forth in Section 2.17 of the Disclosure Schedule there is, to the Knowledge of the Company, no investigation, audit, or other proceeding pending or threatened against the Company, or any of its properties (tangible or intangible) or officers or directors in their capacity as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned in writing the legal right of the Company or the Predecessor Company to conduct its operations as presently conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any person who has a contractual right or a right pursuant to the DGCL or any similar applicable Law to indemnification from the Company related to facts and circumstances existing as of the date hereof, nor are there any facts or circumstances existing as of the date hereof that would reasonably be expected to give rise to such an action, suit, claim or proceeding. There is no order, unsatisfied judgment or similar matter outstanding against Company or its business or assets.
     2.18 Environmental Matters. Neither the Company nor the Predecessor has: (i) received any notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) (A) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, (B) arranged for the disposal, discharge, storage or release of any Hazardous Materials, or (C) exposed any employee or other individual to any Hazardous Materials so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of violations of Environmental Laws or activities of the Company, if any, related to Hazardous Materials. The Company has provided to Parent all environmental audits and environmental assessments of any facility owned or leased by the Company, if any. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned or leased by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.19 Brokers’ and Finders’ Fees. Except as set forth in Section 2.19 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.20 Employee Benefit Plans and Compensation.
          (a) Schedule. Section 2.20(a)(i) of the Disclosure Schedule contains an true, correct and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, as set forth on Section (i) of the Disclosure Schedule, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.20(a)(ii) of the Disclosure Schedule sets forth a table listing for each current employee of the Company, such employee’s name, the entity employing such employee, hiring date, current annual salary, commissions, bonus and accrued but unpaid vacation balance as of July 31, 2011. To the Knowledge of the Company, as of the date hereof, no employee listed on Section 2.20(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.20(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.
          (b) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan within the past six (6) years, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests, if required, for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (c) Employee Plan Compliance. The Company and each ERISA Affiliate (if any) has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and, as of the date hereof, the Company does not have Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the Effective

Time in accordance with its terms, without material liability to the Company or any ERISA Affiliate (if any) (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) No Pension Plans. Neither the Company nor any ERISA Affiliate (if any) has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
          (e) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate (if any) has ever maintained, established sponsored, participated in or contributed to any self-insured medical plan that provides material benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
          (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. Neither the Company nor any ERISA Affiliate (if any) has contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. If the Company or any ERISA Affiliate (if any) has maintained, established, sponsored, participated in or contributed to any multiple employer pension plan or to any plan described in Section 413(c) of the Code, such plan(s) at all times has been, in form and operation, in full compliance with Section 413(c) of the Code and such other Sections of the Code, ERISA and state insurance laws as may be applicable to such Company Employee Plan and neither the Company nor any ERISA Affiliate (if any) has any liability under such plan(s), except as provided on Section 2.20(f) of the Disclosure Schedule.
          (g) No Post-Employment Obligations. Except as set forth in Section 2.20(g) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health insurance benefits, retiree employee welfare benefits, or other post-employment benefits to any person for any reason, except as may be required by COBRA or other applicable Law.
          (h) Effect of Transaction. Except as set forth in Section 2.20(h) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any Company Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (y) result in any “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code.
          (i) Employment Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including all civil rights and anti-

discrimination laws, rules and regulations. In each case, with respect to Employees: the Company (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits to obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice reflected on the Closing Balance Sheet). The Company is not a party to any conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as set forth in Section 2.20(i) of the Disclosure Schedule, the services provided by the Company’s and any ERISA Affiliates’ Employees are terminable at the will of the Company and any ERISA Affiliates (if any), respectively.
          (j) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees, nor have there been any such activities or proceedings within the preceding two (2) years. To the Knowledge of the Company, there are no actions, suits, claims, audits, investigations or administrative matters, labor disputes or formal grievances pending or, to the Knowledge of the Company, threatened, relating to any labor matters, wages, benefits, or discrimination matters involving any Employee, including claims of unfair labor practices, discrimination, harassment or wrongful termination complaints. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (k) WARN Act. The Company and any ERISA Affiliate (if any) have complied in all material respects with the Workers Adjustment and Retraining Notification Act of 1988, as amended and all similar Laws including applicable provisions of state or local Law, to the extent applicable.
          (l) No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the respective businesses of the Company. None of the execution nor delivery of this Agreement, the carrying on of the businesses of the Company as presently conducted or any activity of such Employees in connection with the carrying on of the businesses of the Company as presently conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such Employees is now bound.
     2.21 Insurance.
          (a) Section 2.21(a) of the Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates,

expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company, and the assets, business, properties and employees of the Company, copies of which have been provided to Parent. Section 2.21(a) of the Disclosure Schedule lists each Person required to be listed as an additional insured under each such policy. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The Company is in compliance in all material respects with the terms of such insurance policies, and neither the Company nor the Predecessor Company has been denied insurance coverage. Except as specifically identified on Section 2.21(a) of the Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs. In the three (3) years prior to the date of this Agreement, neither the Company nor the Predecessor Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Company’s or Predecessor Company’s assets, purchase of additional equipment or modification of any of the Company’s or Predecessor Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.
          (b) Section 2.21(b) of the Disclosure Schedule identifies each insurance claim made by the Company or the Predecessor Company since January 1, 2007. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.
     2.22 Compliance with Laws. Each of the Company and the Predecessor Company has complied with, is not in violation of, and has not received any written notice of any alleged violation with respect to, any Laws.
     2.23 Customers.
          (a) Set forth on Section 2.23(a) of the Disclosure Schedule is a true, correct, and complete list of the largest twenty (20) customers of the analytics business of the Predecessor Company and the Company on the basis of annual revenues for the year ended December 31, 2010 (the "Major Customers”).
          (b) Set forth on Section 2.23(b) of the Disclosure Schedule is a true, correct and complete list of Contracts with any Major Customer in effect or outstanding as of the date as of this Agreement.
          (c) No Major Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or given written notice that it intends to cancel or otherwise terminate, any customer relationships of such Major Customer with Company or with the Predecessor Company, and no such Major Customer has during the twelve (12) months prior to the date of this Agreement decreased materially or, to the Knowledge of the Company, threatened to decrease or limit materially, or given written notice that it intends to modify materially its customer relationships with Company or with the Predecessor Company.
     2.24 Service Warranties. Set forth on Section 2.24(a) of the Disclosure Schedule are the standard forms of Company Product warranties and guarantees used by the Company. Except as set forth on Section 2.24(a) of the Disclosure Schedule, no written or oral Company Product warranties or guarantees have been made by the Company or the Predecessor Company. Except as specifically described on Section 2.24(a) of the Disclosure Schedule, no Company Product warranty or similar claims have been made against the Company or the Predecessor Company. No such claim, action or proceeding is currently pending or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, no person or party has any valid claim, or valid basis for any action or proceeding, against the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of Company Product warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such claim, action or proceeding is currently pending or, to the Knowledge of the Company, threatened against the Company. The aggregate loss and expense (including out-of-pocket expenses) attributable to all Company Product warranties and guarantees and similar claims now pending or asserted against the Company hereafter with respect to services rendered on or prior to the Effective Time will not exceed the amount of the reserve therefor set forth on the Closing Date Balance Sheet.
     2.25 Supplier Relationships. Set forth on Section 2.24(a) of the Disclosure Schedule is a true, correct and complete list of the largest ten (10) vendors of and suppliers to the Predecessor Company on the basis of annual expenses for the year ended December 31, 2010. Since December 31, 2009 (and other than changes or events affecting economic conditions applicable to any customer or supplier or its industry generally), (i) to the Knowledge of the Company, neither the Company nor the Predecessor Company has received any notice that any such vendor or supplier intends to terminate or materially reduce the level of business done with the Company or will not do business with the Company on substantially the same terms and conditions subsequent to the Closing Date as such vendor or supplier did with the Company prior to the Closing Date and (ii) no Person listed on Section 2.24(a) of the Disclosure Schedule has decreased materially or, to the Knowledge of Company, threatened to decrease or limit materially or modify materially its relationships with Company or the Predecessor Company (other than reductions contemplated by any applicable Contract).
     2.26 Ethical Practices. Neither the Company, the Predecessor Company nor any director, officer, agent or employee of either the Company or the Predecessor has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company (or as applicable, the Predecessor Company) to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.
     2.27 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.27 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company.
     2.28 Disclosure. No representations or warranties by the Company in this Agreement (including the Disclosure Schedule), certificate or schedule which is furnished or to be furnished by the Company pursuant to this Agreement in connection with the Closing of the transactions herein contemplated, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedule and any other certificate or schedule which is furnished or to be furnished by the Company pursuant to this Agreement in connection with the Closing of the transactions herein contemplated, any material fact necessary to make the statements or facts contained herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DFJ
     Each DFJ Entity hereby jointly and severally represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization. The first paragraph of this Agreement accurately lists the type of entity each DFJ Entity is, and each such entity is duly organized, validly existing and in good standing under the applicable laws of the state or country of its organization. Each DFJ Entity has the corporate power to own its properties and to carry on its business as currently conducted.
     3.2 Title. Each DFJ Entity owns, beneficially and of records, the shares of Company Capital Stock set forth opposite its name in Section 2.2(a) of the Disclosure Schedule, free and clear of any and all Liens.
     3.3 Authority. Each DFJ Entity has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which any DFJ Entity is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each DFJ Entity and no further action is required on the part of any DFJ Entity to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which each DFJ Entity is a party has been duly executed and delivered by such DFJ Entity and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such DFJ Entity enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Certificate of Merger will not be effective until filed with and accepted by the Secretary of State of the State of Delaware.
     3.4 No Conflict. The execution and delivery by each DFJ Entity of this Agreement and any Related Agreement to which each DFJ Entity is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate/articles of incorporation, bylaws, or similar organizational documents of each DFJ Entity, each as amended to date and in full force and effect on the date hereof, or (ii) any Laws applicable to each DFJ Entity or any of its properties (whether tangible or intangible) or assets.
     3.5 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by any DFJ Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the state of Delaware.
     3.6 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of each DFJ Entity, threatened, against any DFJ Entity or any of its properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to prohibit or restrain the ability of any DFJ Entity to enter into this Agreement or the Related Agreements or to consummate the Merger or the other transactions contemplated hereby or thereby.
     3.7 Investment Intent. The applicable Parent Shares are being acquired by each DFJ Entity for its own account, for investment purposes only and not with a view towards the resale or further distribution thereof, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in violation of the Securities Act.
     3.8 Accredited Investor. Each DFJ Entity is an “accredited investor,” as defined in Rule 501 under the Securities Act.
     3.9 Ability to Bear Economic Risk. Each DFJ Entity has such knowledge and experience in financial and business matters that each DFJ Entity is capable of utilizing the information made available to it to evaluate the merits and risks of an investment in Parent and to make an informed investment decision with respect thereto. Each DFJ Entity represents that such DFJ Entity is able, without impairing its financial condition, to hold the securities for an indefinite period of time and to suffer a complete loss of investment.
     3.10 No General Solicitation; No Other Representations and Warranties. Each DFJ Entity represents that no DFJ Entity has received any general solicitation or general advertisement in connection with the Parent Shares. No DFJ Entity has received any other representations or warranties from Parent, Merger Sub or any other person or entity acting on behalf of them, other than those contained in Article IV.
     3.11 No Reliance. Each DFJ Entity represents that no DFJ Entity did look to, or rely in any manner upon, Parent, Merger Sub or any of their respective affiliates, subsidiaries, managers, officers, employees or representatives for advice regarding the Tax, financial or legal consequences of each DFJ Entity’s acquisition of the Parent Shares, and none of Parent, Merger Sub, or any of their respective affiliates, subsidiaries, directors, officers, employees or representatives has made or is making any representations to any DFJ Entity about, or guaranties of, Tax, financial or legal outcomes relating to the Parent Shares.
     3.12 Agreements and Acknowledgements. Each DFJ Entity hereby agrees and acknowledges to Parent and Merger Sub as follows:
          (a) No Registration. DFJ understands and agrees that the Parent Shares are being acquired by each DFJ Entity in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. DFJ understands that the Parent Shares have not been, and will not be, approved or disapproved by the SEC or by any other Governmental Entity, and that no such agency or authority has passed on the accuracy or adequacy of any disclosures made to any DFJ Entity by Parent and Merger Sub. No Governmental Entity has passed on or made any recommendation or endorsement of the Parent Shares, or an investment in Parent.
          (b) Legal Limitations on Disposition and Resale. DFJ understands and acknowledges that the Parent Shares have not been and will not be registered under the Securities Act or the securities Laws of any state or other jurisdiction and, unless the Parent Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or other jurisdiction. Each DFJ Entity understands that it may not be possible for any DFJ Entity to liquidate any DFJ Entity’s investment in Parent and agrees not to sell, transfer or otherwise dispose of the Parent Shares unless the Parent Shares have been so registered or an exemption from the requirement of registration is available under the Securities Act and any other applicable Laws.
          (c) Without lessening or obviating Parent’s representations and warranties in Article IV, DFJ acknowledges that Parent has made available to each DFJ Entity, a reasonable period of time prior to the date of this Agreement, (a) information concerning Parent sufficient for each DFJ Entity to make an informed decision regarding an investment in the Parent Shares and an opportunity to ask questions and receive answers concerning Parent and (b) the opportunity to obtain any additional information that Parent possesses or can acquire without unreasonable effort or expense deemed necessary by any DFJ Entity to verify the accuracy of the information provided, and has received all such additional information requested.
          3.13 Brokers’ and Finders’ Fees. Except as set forth in Section 2.19 of the Disclosure Schedule, no DFJ Entity has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.14 Waiver. Each DFJ Entity hereby waives all dissenter’s and appraisal rights under Section 262 of the DGCL with respect to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub hereby represents and warrants to the Company and each of the Securityholders that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under DGCL. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the DLLCA. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. No vote or other action of the stockholders of Parent is required by applicable Law, Parent’s certificate of incorporation or bylaws, or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated hereby.
     4.3 Consents. Except as set forth on Schedule 4.3, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.4 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the Certificate of Incorporation or Certificate of Formation, bylaws, or similar organizational documents of Parent or Merger Sub, each as amended to date and in full force and effect on the date hereof, or (ii) any material Laws applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets.
     4.5 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent or Merger Sub or any of their respective properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to prohibit or retain the ability of Parent or Merger Sub to enter into this Agreement or the Related Agreements or to consummate the Merger or the other transactions contemplated hereby or thereby.
     4.6 SEC Documents; Parent Financial Statements. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since November 9, 2009 (collectively, the "Parent SEC Documents”). The financial statements of Parent included in the Parent SEC Documents complied, when filed, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year end audit adjustments and the absence of footnotes).
     4.7 Parent Shares. The Parent Shares have been duly authorized, and upon consummation of the transactions contemplated by this Agreement and when issued in accordance with Section 1.9 to a Securityholder, such Parent Shares will be validly issued, fully paid and nonassessable and not subject to any preemptive right created by the certificate of incorporation or bylaws of Parent.
     4.8 No General Solicitation. Parent represents that it has not made any general solicitation or general advertisement in connection with the sale and issuance of the Parent Shares.
     4.9 Capital Resources; Solvency. Parent has, and will have on the Closing Date, sufficient capital resources available to it to pay the Merger Consideration and other amounts required hereunder, including all amounts set forth in Section 1.7(b). Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     4.10 Interim Operations of Merger Sub.
          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
     5.1 Conduct of Business of the Company. Except for matters expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to the limitations below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organization of the Company consistent with past practice, to use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and to preserve the relationships of the Company with suppliers and distributors and others having business dealings with it. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable Law, and except as expressly set forth in Section 5.1 of the Disclosure Schedule, the Company shall not, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination date of this Agreement or the Effective Time:
               (a) (i) increase the compensation payable to or to become payable to any of its officers or Employees, (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its officers or Employees, or (iii) adopt or amend any Company Employee Plan, in each case except as may be required by applicable Law;
               (b) (i) redeem, repurchase or otherwise reacquire any shares of Company Capital Stock or Company Options, (ii) effect any reorganization or recapitalization, or (iii) split, combine or reclassify any of the Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock;
               (c) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of the Company Capital Stock (including shares held in treasury), or any Company Options;
               (d) (i) acquire or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to Closing, or other investments that do not exceed $25,000 in the aggregate for all such other investments that occur from the date hereof;
               (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for dispositions of assets that are in the ordinary course of business and consistent with past practice;
               (f) propose or adopt any amendments to the Charter Documents in any material respect;
               (g) make any change in any of its methods of accounting or make any material reclassification of assets or liabilities, except as may be required by Law or GAAP;
               (h) incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, other than purchase money indebtedness not to exceed $25,000 in aggregate;
               (i) transfer to any Person any rights to the Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;
               (j) create or incur any Liens on the assets of the Company (other than Permitted Liens, nonexclusive licenses to use the Company Owned IP granted by the Company in the ordinary course of business using the Company’s standard form of commercial license previously provided to Parent, including restrictions and encumbrances therein;
               (k) except in the ordinary course of business consistent with past practice, enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Products;
               (l) enter into any operating lease with an aggregate value in excess of $25,000;
               (m) make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair, or (ii) expenditures in the ordinary course of business consistent with past practice;
               (n) enter into or amend any Lease, Contract, commitment, understanding or other arrangement in each case involving annual expenditures or liabilities in excess of $250,000 or which is not cancelable within six months without penalty, cost or liability or which is otherwise material to the Company;
               (o) enter into any collective bargaining agreement;
               (p) (i) make or change any income Tax election, (ii) change any annual income Tax accounting period, (iii) change any method of income Tax accounting, (iv) enter into any closing agreement with respect to any Tax, (v) settle any income Tax claim or any assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, (vi) file any amended Tax Returns or claims for refund, or (vii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action outside the ordinary course of business, if such other action or omission would have the effect of increasing the income Tax liability of the Company;
               (q) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 5.1(r), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case, other than in the ordinary course of business consistent with past practice;
               (r) settle or compromise any litigation, other than litigation in an aggregate amount not in excess of $25,000; provided, that such settlement documents related to any such settlement do not involve any material non-monetary obligations on the part of the Company or Parent; or
               (s) make any payment to an Affiliate, except (i) dividends to holders of Company Capital Stock that are regular normal dividends consistent with the Company’s historic dividend practice and policy, (ii) in accordance with the terms of any Contract,

(iii) compensation to Employees in the ordinary course of business or (iv) in accordance with Section 5.1(a).
Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 5.1, or that is disclosed in Section 5.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in Article II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty for all purposes of this Agreement.
Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Article IX, the Company shall not, and the Company shall not authorize any of its officers, directors, Employees, stockholders, agents, representatives or Affiliates to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, seek, entertain, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, in either case in connection with any potential Acquisition Proposal, (c) assist or cooperate with any Person to make any Acquisition Proposal, or (d) enter into any agreement with any Person with respect to any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with of Article IX, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) subject to any pre-existing confidentiality obligations enforceable against the Company or its Affiliates, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific material terms of such Acquisition Proposal, as the case may be, and such other information related thereto as Parent may reasonably request. If the Company is prohibited from disclosing any information pursuant to this Agreement as a result of pre-existing confidentiality obligations, the Company shall endeavor in good faith to disclose the maximum amount of information possible to Parent without violating the terms of such pre-existing confidentiality obligations.
     5.2 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual:
comScore, Inc.
11950 Democracy Blvd, Suite 600
Reston, VA 20190

Attention: Chris Lin, General Counsel
(703) 438-2111 phone
(703) 438-2350 fax
E-mail: clin@comscore.com
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its commercially reasonable efforts to obtain the Sufficient Stockholder Vote pursuant to a written stockholder consent in accordance with DGCL and the Charter Documents. In connection with such written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials, which shall (i) include a solicitation of the approval from the Stockholders of this Agreement and the Merger, (ii) include a summary and/or copy of this Agreement, and (iii) include a statement that appraisal rights are available for the Company Capital Stock pursuant to Section 262 of the DGCL (subject to the terms of any shareholder or similar agreements to which the Stockholders are bound) and a copy of Section 262 of the DGCL. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the "Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld, delayed or conditioned, and shall also include the recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders.
          (b) Promptly following receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL and the Charter Documents (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of Section 262 of the DGCL), subject to the terms of any shareholder or similar agreements to which such Stockholders are bound, and shall promptly inform Parent of the date on which the Stockholder Notice was sent.
     6.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent (subject, in the case of clauses (i) and (ii), to restrictions imposed by applicable Law and pre-existing confidentiality obligations enforceable against the Company). The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request, including for purposes of permitting the Parent to determine the amount of the Company’s net operating loss carryovers and any limitations under Section 382 of the Code that might apply to the use of such net operating loss carryovers. All requests for access or other information pursuant to this Section 6.2 shall be submitted or directed by Parent exclusively to the Chairman of the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of May 20, 2011 (the “Confidentiality Agreement”).
     6.4 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions, the Stockholders in connection with the Soliciting Materials and the Stockholder Notice, and in connection with the satisfaction of any conditions set forth in Article VII) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned) except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of any securities exchange on which shares of Parent common stock may be listed. In the event that Parent is required by applicable securities laws or the rules of any securities exchange to make any such statement or communication prior to the Effective Time, Parent shall notify the Company and the Stockholder Representative prior to such disclosure and provide the Company and the Stockholder Representative with a reasonable opportunity to comment on such statement or communication.
     6.5 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, and the Company agrees to such condition in its sole discretion, then the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts, if not paid prior to the Closing Date, shall be deemed Outstanding Company Transaction Expenses.
     6.6 Notification of Certain Matters. Each of the Company on the one hand, and Parent, on the other hand, shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that if the Closing Date were to take place on the occurrence or non-occurrence of the date of such event the condition in Sections 7.2(a) or 7.3(a), as applicable, could not be met, and (ii) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that if the Closing Date were to take place on the occurrence or non-occurrence of the date of such failure the condition in Sections 7.2(a) or 7.3(a), as applicable, could not be met; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 6.6 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.7 Additional Documents and Further Assurances; Reasonable Efforts.
          (a) Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
6.8	Employee Benefit Matters.
          Parent shall retain and make available to Continuing Employees for the period from the Closing to September 30, 2011, the employee benefit plans of the Company existing as of the Closing other than the 401(k) plan, and any bonus and stock option plans. As soon as reasonably practicable following the Closing Date, Parent shall make available to Continuing Employees the ability to participate in the Parent’s 401(k) plan. As of October 1, 2011 Parent shall provide the employees of the Company who are employed by Parent or one of its Subsidiaries after the Effective Time (the “Continuing Employees”) with substantially the same benefits in the aggregate as those provided to similarly situated employees of Parent. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable law, Parent shall provide that the Continuing Employees shall receive service credit under each Parent employee benefit plan (other than a defined benefit plan) for their period of service with the Company and the Predecessor Company prior to the Closing, except where doing so would cause a duplication of benefits. Parent shall request that the applicable third party provider waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date. Parent shall also request that the applicable third party provider provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company’s Employee Plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under Parent’s employee benefit plans in the year in which the Closing occurs.
     6.9 Officers’ and Directors’ Indemnification.
          (a) Each of Parent and Merger Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, Employee, fiduciary and agent of the Company (each, a “Company Indemnitee”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, Parent and the Surviving Company also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and such officers and directors. The Parent and Surviving Corporation will have no obligation to indemnify any Person under this Section 6.8(a) for any claim to the extent (i) the claim is not covered by, or exceeds the limits of, the D&O Tail Policy and (ii) the claim also constitutes a breach under this Agreement of any representation under Articles II or III for which the Surviving Corporation would be entitled to indemnification under the provisions of Article VIII without regard to the expiration of the applicable survival periods thereunder.
          (b) In the event that prior to the Effective Time, Parent purchases, on behalf of the Company, an extended reporting period endorsement under the existing directors’ and officers’ liability insurance coverage for the directors and officers of the Company providing them with coverage for a period of time following the Effective Time (the “D&O Tail Policy”), Parent shall, and shall cause the Surviving Company to, maintain such D&O Tail Policy in full force and effect without any amendments or modifications thereto, including the scope or amount of coverage provided thereunder, continue to honor the obligations thereunder and cooperate and provide reasonable assistance to the directors and officers of the Company prior to the Effective Time in their efforts to obtain coverage, submit a claim or seek payment under such D&O Tail Policy.
          (c) The obligations under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.9 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9 and shall be entitled to enforce the covenants contained herein).

     6.10 Tax Matters.
          (a) Periods Ending on or Before the Closing Date. The Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Law. No later than twenty (20) days prior to filing such income Tax Returns and no later than five (5) days prior to filing such sales, use, payroll, property and other Tax Returns where the Tax liability for the period covered by such Tax Return exceeds $5,000, the Parent will deliver to the Stockholder Representative all such material Tax Returns and any related work papers and will permit the Stockholder Representative to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholders shall timely pay to the Parent for payment to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of the Closing Net Working Capital. The costs, fees and expenses related to the preparation of such income Tax Returns will be paid by the Stockholders.
          (b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, the Parent will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Law, and file or cause to be filed any such Tax Returns. The Parent will permit the Stockholder Representative to review and comment on each such income Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and at least five (5) days prior to filing such sales, use, payroll, property and other Tax Returns where the Tax liability for the period covered by such Tax Return exceeds $5,000, and will make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholders will timely pay to the Parent for payment to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of the Closing Net Working Capital. The costs, fees and expenses related to the preparation of such Tax Returns will be paid by Parent and shall not be considered in calculating the Closing Net Working Capital. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date will be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company (to the extent consistent with GAAP).

          (c) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.
          (d) Section 368 Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not to so qualify. Parent shall use it commercially reasonable efforts not to take, or cause Merger Sub to take any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization, and (b) each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in Sections 7.2(j) and 7.3(d).
          (e) Post-Closing Cooperation. Each of the Company Parties who is a party to this Agreement agrees to cooperate with Parent in order for Parent to determine whether any ownership changes under Section 382 of the Code have occurred with respect to the Company and the Predecessor Company prior to the Closing Date.
     6.11 Release and Covenant Not to Sue. Subject to and effective as of the Closing, Each DFJ Entity hereby releases and discharges the Company and its Affiliates from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which such DFJ Entity now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its Charter Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each DFJ Entity hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against the Company or any of its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the restrictions set forth herein shall not apply to any claims any DFJ Entity may have against any party pursuant to the terms and conditions of this Agreement.
     6.12 Reasonable Efforts. Each party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entities or other public or private Persons as the other party or such Governmental Entities or other public or private Persons may reasonably request in connection therewith, (c) consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto; (d) defend against any claims or actions challenging this Agreement or the completion of the transactions contemplated hereby (including seeking to have vacated or reversed any order issued by a Governmental Entity); and (e) execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     6.13 Piggyback Registration Rights.
          (a) Right to Piggyback. If Parent or any of its stockholders propose to register any of its securities in an underwritten offering under the Securities Act during the six-month period following the Closing Date for its own account (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration pursuant to a Rule 145 transaction, a registration pursuant to a currently registration statement filed with the SEC prior to the date of this Agreement, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Parent Shares or a registration in which the only Parent Shares being registered is Parent Shares issuable upon conversion of debt securities which are also being registered) and the registration form to be used may be used for the registration of the Parent Common Stock (a "Piggyback Registration”), it will so notify in writing the Securityholders who received Parent Shares pursuant to Section 1.9 (the “Holders”) no later than twenty (20) days prior to the anticipated filing date. Subject to the provisions of Section 6.12(c) and Section 6.12(d) hereof, Parent will include in the Piggyback Registration all Parent Shares (the “Holder Shares”) with respect to which Parent has received from the Holder written notice for inclusion of such Holder Shares in such registration within ten (10) days after the issuance of Parent’s notice. The Holder’s notice shall state the intended method of disposition of the Holder Shares by the Holder. The Holder may withdraw all or any part of the Holder Shares from a Piggyback Registration at any time before ten (10) Business Days prior to the effective date of the Piggyback Registration. In connection with any Piggyback Registration in which Holder Shares are proposed to be included, the Holder shall enter into and deliver such customary agreements and instruments (including a customary underwriting agreement), make such customary representations, warranties and covenants (including without limitation customary lock-up agreements as described herein with respect to Parent Shares not included in the Piggyback Registration), provide such customary information as described herein, and provide such customary indemnifications as Parent and/or the managing underwriter of the Piggyback Registration shall request. Also in connection with any Piggyback Registration in which Holder Shares are proposed to be included, the Parent shall (a) furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate its disposition of the Holder Shares, (b) use its commercially reasonable efforts to cause all such Holder Shares covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Parent are then listed, (c) provide a transfer agent and registrar for all Holder Shares registered pursuant to this Section 6.12 and provide a CUSIP number for all such Holder Shares, in each case not later than the effective date of such registration, (d) notify the Holder, promptly after the Parent receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed, (e) after such registration statement becomes effective, notify the Holder of any request by the SEC that the Parent amend or supplement such registration statement or prospectus and (f) provide the Holder with customary indemnification for any liability incurred by the Holder in connection with such registration as a result of the Parent’s violation or alleged violation of any securities Law in connection with such registration. The right of the Holder to include Holder Shares in any Piggyback Registration shall be subject to underwriter cutback at and in the sole discretion of the managing underwriter of such Piggyback Registration.
          (b) Piggyback Expenses. All expenses (exclusive of underwriting discounts and commissions and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to this Section 6.12 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Parent and the reasonable fees and disbursements of one counsel for all selling stockholders not to exceed $10,000 shall be borne by the Parent; provided, however, that the Parent shall not be required to pay any expenses of a registration under this Section 6.12 if such registration has been withdrawn at the request of the Holder.
          (c) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 6.12 prior to the effectiveness of such registration whether or not the Holder has elected to include securities in such registration.
          (d) Underwriting Requirements. In connection with any offering involving an underwriting of Parent Shares, Parent shall not be required under this Section 6.12 to include any of the Holder Shares in such underwriting unless they accept the terms of the underwriting as agreed upon between the Parent and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total amount of securities, including Holder Shares, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Holder Shares. Subject to any existing registration rights held by stockholders of Parent, allocation of securities to be sold in any such offering shall be made on a pro-rata basis among the selling stockholders according to the total number of shares of Parent Shares held by each such stockholder and entitled to inclusion therein on the basis of a registration rights agreement with Parent.
          (e) Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 6.12 with respect to any Holder Shares that the applicable Holder shall furnish to the Parent such information regarding itself, the Holder Shares held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Holder Shares.
          (f) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.12.
          (g) “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of duration specified by the managing underwriter of common stock or other securities of Parent following the effective date of a registration statement for an offering of the Parent Shares filed under the Securities Act, it shall not, to the extent requested by such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Parent held by it at any time during such period except Holder Shares included in such registration. Holder agrees to provide to the other underwriters of any such public offering such further agreements as any such underwriter may reasonably request in connection with this market stand-off agreement, provided that the terms of such agreements are substantially consistent with the provisions of this Section 6.12. In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Holder Shares of any Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
          (h) Termination of Registration Rights. The right of the Holders to request registration or inclusion in any registration pursuant to this Section 6.12 shall terminate upon the earlier of (i) the day immediately after the six-month anniversary of the Closing Date or (ii) such date as all of the Holder Shares beneficially owned or subject to Rule 144 aggregation by such Holder may immediately be sold under Rule 144.
     6.14 Legends.
          The certificates representing the Parent Shares will bear legends substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement.
     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub in their sole discretion:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and DFJ to Parent and Merger Sub contained herein (and in any certificates delivered by the Company, Stockholder Representative and/or any DFJ Entity pursuant hereto) that are qualified by materiality (including by a Company Material Adverse Effect qualifier) will be true and correct in all respects as of the Closing Date and the representations and warranties of the Company and each DFJ Entity to Parent and Merger Sub contained herein (and in any certificates delivered by the Company, Stockholder Representative and/or each DFJ Entity pursuant hereto) that are not so qualified by materiality (including a Company Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
          (b) Governmental Approval. Approvals from any Governmental Entity, instrumentality, agency, or commission (if any) necessary for the consummation of the Merger and the other material transactions contemplated hereby shall have been timely obtained.
          (c) Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by the Board of Directors of the Company and the Board of Directors of Parent, which approval shall not have been modified or revoked.
          (d) Third Party Consents. The Company shall have delivered to Parent all necessary third-party consents, waivers and approvals of parties to any Material Contracts that are listed on Schedule 7.2(d) to this Agreement, each in such form and substance that is reasonably acceptable to Parent.
          (e) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions with respect to the Company to the obligations of Parent and Merger Sub set forth in Section 7.2(a) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (f) Certificate of DFJ. Each DFJ Entity shall deliver to Parent a true and correct certificate, validly executed by an authorized signatory for and on such DFJ Entity’s behalf, which represents that the conditions with respect to DFJ to the obligations of Parent and Merger Sub set forth in Section 7.2(a) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

          (g) Certificate of Secretary of Company. Parent shall have received a true and correct certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement was approved by the Board of Directors) and attaching the applicable resolutions and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and attaching the applicable minutes or written consents.
          (h) Certificates of Good Standing. Parent shall have received (i) a certificate of good standing from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing.
          (i) Other Deliverables. The Company shall have delivered to the Parent:
               (i) The stock book, stock ledger, minute book and corporate seal of the Company;
               (ii) The Escrow Agreement executed by the Stockholder Representative and the Escrow Agreement;
               (iii) The deliverables required by Section 1.7(a);
               (iv) The Option Termination Agreements executed by each holder of a Company Option immediately prior to the Effective Time;
               (v) Resignations of directors and officers of the Company as requested by Parent;
               (vi) Any Letters of Transmittal executed and delivered to the Company as of the Closing Date;
               (vii) An opinion from counsel to the Company, addressed to Parent, dated as of the Closing Date, in the form attached hereto as Exhibit F;
               (viii) A noncompetition agreement, in the form attached hereto as Exhibit G, executed by DFJ;
               (ix) The employee agreements, in substantially the form attached hereto as Exhibit H, executed by each Key Personnel;
               (x) Evidence of assignment of pending patent applications from Mpire Corporation to the Company;
               (xi) Evidence of forgiveness, or satisfaction, in full, of any indebtedness of any Employee to the Company;
               (xii) [reserved];

               (xiii) Evidence reasonably satisfactory to the Parent that all Third Party Transaction Expenses of the Company, or which the Company is liable to reimburse, have been paid in full;
               (xiv) A consulting agreement executed by Jeff Bergstrom, in the form attached hereto as Exhibit C; and
               (xv) Evidence reasonably satisfactory to the Parent that the Company submitted to the Company Stockholders for approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the date of this Agreement.
          (j) Parent shall have received an opinion of Holland & Knight LLP in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of the Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits I and J.
          (k) No Material Adverse Effect. There shall have been no Company Material Adverse Effect from the date of this Agreement to the Closing.
     7.3 Conditions to Obligations of the Company and the Securityholders. The obligations of the Company and each of the Securityholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Stockholder Representative:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub to the Company and Securityholders contained herein (and in any certificates delivered by Parent and/or Merger Sub pursuant hereto) that are qualified by materiality (including by a Parent Material Adverse Effect qualifier) will be true and correct in all respects as of the Closing Date and the representations and warranties of Parent and Merger Sub to the Company and Securityholders contained herein (and in any certificates delivered by Parent and/or Merger Sub pursuant hereto) that are not so qualified by materiality (including a

Parent Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by its Chief Executive Officer for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 7.3(a) have been satisfied.
          (c) Other Deliverables. The Parent shall have delivered to the Company:
               (i) The Escrow Agreement executed by the Parent and the Escrow Agent;
               (ii) The Option Termination Agreements executed by Parent;
               (iii) The employee agreements, in substantially the form attached hereto as Exhibit H, executed by Parent; and
               (iv) The payments in accordance with Section 1.7(b).
          (d) Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of the Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits I and J.
     7.4 Frustration of Closing Conditions. No party may rely on the failure of a condition set forth in this Article VII if the failure of the condition was caused by the failure to comply with any provision of this Agreement by the party intending to rely on failure of the condition.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by Company and Stockholders. Subject to the limitations set forth herein, prior to Closing, the Company and each Stockholder, and from and after Closing, each Stockholder shall severally, but not jointly, except for each DFJ Entity, which shall jointly and severally, and each of Ignition Managing Directors Fund II, LLC and Ignition Venture Partners II, which shall jointly and severally, indemnify and hold Parent, Merger Sub, their respective Affiliates and the Surviving Company (from and after the Closing) and each of their respective stockholders, trustees, directors, managers, officers, employees and agents (collectively, the “Parent Parties”) harmless against and from and in respect of any and all Losses which arise or result from:

          (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement;
          (b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement;
          (c) any payments by the Surviving Corporation or Parent after the Closing for Dissenting Shares including reasonable attorneys fees incurred in any proceeding associated therewith;
          (d) any Outstanding Company Transaction Expenses to the extent that such amount is not reflected in the calculation of Final Adjusted Net Merger Consideration;
          (e) the items identified on Schedule 8.1(e); or
          (f) enforcing the Parent Parties’ indemnification rights provided for hereunder.
     8.2 Reserved. [This section has been intentionally left blank.]
     8.3 Indemnification by DFJ. Subject to the limitations set forth herein and in addition to the obligations set forth in Section 8.1, each DFJ Entity shall jointly and severally indemnify and hold the Parent Parties harmless against and from and in respect of any and all Losses which arise or result from:
          (a) any breach or inaccuracy of any representation or warranty of DFJ contained in this Agreement or in any certificate delivered by or on behalf of DFJ pursuant to this Agreement;
          (b) any failure by DFJ to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement; or
          (c) enforcing Parent Parties’ indemnification rights provided for hereunder.
     8.4 Indemnification by Parent. Parent agrees to indemnify the Securityholders, their Affiliates, and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Company Parties”) harmless against and from and in respect of any and all Losses which arise or result from:
          (b) any breach or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement;
          (c) any failure by Parent or Merger Sub to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement; or

          (d) enforcing the Company Parties’ indemnification rights provided for hereunder.
     8.5 Survival of Representations and Warranties. Notwithstanding any right of Parent and Merger to fully investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by Parent and Merger Sub pursuant to such investigation or right of investigation, Parent and Merger Sub have the right to rely fully upon the representations and warranties of the Company and DFJ contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement will survive the execution and delivery hereof and the Closing hereunder, and, after the Closing: (a) the representations and warranties made in Sections 2.1(a) (Organization), 2.2 (Company Capital Stock), 2.4 (Authority), 3.1 (Organization), 3.2 (Title) and 3.3 (Authority) (collectively, the “Fundamental Representations”) and any and all claims based on fraud or willful misconduct will survive indefinitely, (b) the representations and warranties made in Section 2.13 (Intellectual Property) will survive for the period of three (3) years from the Closing, (c) the representations and warranties made in Sections 2.11 (Tax Matters), and 2.20 (Employee Benefit Plans and Compensation) will survive until thirty (30) days after the expiration of the applicable statutes of limitation, and (d) all other representations and warranties will survive until the date that is twenty four (24) months after the Closing Date. Each representation, warranty and claim described in clauses (a) through (d) of this Section 8.5, and any related indemnity claim or right, will further survive if the party asserting such claim has provided written Notice on or prior to the applicable date referenced in clauses (a) through (d) of this Section 8.5 to the party against which such claim is asserted. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement will survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.
     8.6 Certain Limitations on Indemnification Obligations; Calculation of Losses; Election by Stockholder Representative.
          (a) Except as otherwise expressly provided in this Article VIII, the Parent Parties will not be entitled to receive any indemnification payments under Section 8.1(a), until the aggregate amount of Losses incurred by the Parent Parties exceed One Hundred Thousand Dollars ($100,000.00) (the “Basket Amount”), and then may recover for all such Losses (including Losses that were applied against the Basket Amount).
          (b) Except as provided in Section 8.6(c), the maximum aggregate amount of indemnification payments under Section 8.1(a) to which the Parent Parties will be entitled to receive upon the triggering of any indemnification obligation hereunder will not exceed Four Million Four Hundred Thousand Dollars ($4,400,000), less twenty percent (20%) of the Estimated Adjusted Net Merger Consideration payable to the Vested Optionholders in the aggregate pursuant to Section 1.6.
          (c) Except as provided in 8.6(e), but otherwise notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to (i) any and all breaches of any Special Indemnity Representation, (ii) Sections 8.1(b) — (f), or (iii) any and all claims for fraud or willful misconduct, will not be subject to either the Basket Amount set forth in Section 8.6(a) or the maximum aggregate indemnification limitation set forth in Section 8.6(b) and will not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 8.6(b) has been met, provided that any indemnification payments based upon or any Losses related to the foregoing (other than fraud or willful misconduct) will not exceed the Final Adjusted Net Merger Consideration; and provided further, that the maximum aggregate amount of indemnification payments based upon or Losses related to any and all breaches of Section 2.13 (Intellectual Property) will not exceed: (x) if the claim for indemnification is made prior to the end of the twelve month period from the Closing Date, fifty percent (50%) of the Final Adjusted Net Merger Consideration; (y) if the claim for indemnification is made after the twelve month period from the Closing Date, and prior to the end of the twenty-four month period from the Closing Date, thirty percent (30%) of the Final Adjusted Net Merger Consideration, and (z) if the claim for indemnification is made after the end of the twenty-four month period from the Closing Date (but prior to the end of the three year period from the Closing Date), twenty percent (20%) of the Final Adjusted Net Merger Consideration. For breaches of Section 2.13(Intellectual Property), Parent Parties’ indemnification will be subject to those further limitations set forth in Schedule 8.5(c); and provided, further that no Stockholder’s aggregate liability under this Article III shall exceed, in the aggregate, such Stockholder’s Pro Rata Portion in the Final Adjusted Net Merger Consideration.
          (d) Except as otherwise set forth in this Section 8.6(d), each of the representations and warranties in Article II and Article III that contains a Materiality Qualification shall be deemed to have been given with such Materiality Qualification for determining the accuracy of any such representation or warranty but if there is a breach or violation of any such representation or warranty, such representation and warranty shall be deemed to have been given as though there were no such Materiality Qualification for purposes of determining Losses under this Article VIII. For purposes of this Article VIII only, the representations and warranties made in Section 2.11 (Tax Matters) shall be deemed to have been given without any Materiality Qualification contained therein.
          (e) For breaches of representations and warranties under Articles II and III (other than the Special Indemnity Representations), the Parent Parties sole source of recovery shall be from the Escrow Funds. The Escrow Account will be used to satisfy all indemnification obligations of the Stockholders to the Parent Parties unless and until the amount of indemnification claims against the Escrow Account exceed the amount remaining in the Escrow Account.
          (f) Notwithstanding anything to the contrary in this Agreement, the Stockholders will not be obligated to indemnify the Parent Parties pursuant to this Article VIII for any decrease in the Tax basis of any asset or the amount or the availability of any Tax asset or attribute (e.g. net operating loss carry-forward or tax credit carry-forward) of the Company or the ability of Parent or the Surviving Corporation to utilize any such Tax asset or attribute for any taxable period commencing after the Effective Time.
          (g) In no event will the Company or the Stockholders have any obligation to indemnify the Parent Parties for any Losses pursuant to this Article VIII to the extent that such Losses were previously included as liabilities in calculating the Closing Net Working Capital.

     8.7 Defense of Claims. In the case of any claim for indemnification under Sections 8.1, 8.3 or 8.4 arising from a claim of a third party (including the United States Internal Revenue Service or any other Governmental Entity) an indemnified party must give prompt written Notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of Notice of such claim, to Parent (if Parent is the indemnifying party) or the Stockholder Representative (if DFJ or the Stockholders are the indemnifying parties) of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such Notice will not, however, relieve the indemnifying party or parties of their indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party will have the right to defend and to direct the defense against any such claim, suit or demand in its name and at its expense, and with counsel selected by the indemnifying party; provided, however, the indemnifying party will not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor, and further provided, the indemnifying party will not have the right to defend or direct the defense of such claim, suit or demand if: (i) the third party asserting the claim is a customer of the Company or Surviving Company at such time, unless the indemnifying party is Parent, (ii) an adverse judgment with respect to the claim will establish a precedent adverse to the continuing business interests of the Surviving Company unless the indemnifying party is Parent, (iii) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of such defense, or (iv) such claim, suit or demand is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the indemnified party. If the indemnifying party elects, and is entitled, to compromise or defend such claim, it will within twenty (20) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party will, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party will have no indemnification obligations with respect to any such claim, suit or demand which will be settled by the indemnified party without the prior written consent of the indemnifying party (which consent will not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party economic loss as a direct result of such delay. The indemnifying party’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party. The indemnified party will have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel will be at the expense of the indemnifying party.
     8.8 Non-Third Party Claims. Any indemnification claim which does not arise from a third party claim must be asserted by a written Notice to the indemnifying party or parties. The recipient of such Notice will have a period of thirty (30) days after receipt of such Notice within which to respond thereto. If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such Notice and will have no further right to contest the validity of such Notice. If the recipient responds within such thirty (30) days after the receipt of the Notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under contract or applicable Law.
     8.9 Liability of the Surviving Company. Parent will not be required to make any claim against the Surviving Company after the Closing in respect of any representation, warranty, covenant or any other obligation of the Company to Parent and Merger Sub hereunder or under any other Related Agreement to which the Company is a party. Notwithstanding anything herein to the contrary, Parent and Merger Sub retain, and nothing contained in this Section 8.9 will in any way waive or limit, its rights to bring claims against the Securityholders in respect of a breach of any representation or warranty of the Company contained herein or in any Related Agreements, or the non-fulfillment by the Company of any covenant or agreement contained herein or in any Related Agreement.
     8.10 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Final Adjusted Net Merger Consideration for all Tax purposes, and no party may take any position inconsistent with such characterization.
     8.11 No Waiver. The foregoing indemnification provisions in this Article VIII (including the provisions of Section 8.5 and Section 8.6) do not (a) waive or affect any claims for fraud or willful misconduct to which any Parent Party may be entitled, or relieve or limit the liability of any Company Party arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein, or (b) waive or affect any equitable remedies to which Parent or the Securityholders may be entitled.
     8.12 No Right of Contribution. The Stockholders, including DFJ, will not have any right to seek contribution from the Surviving Company or Parent with respect to all or any part of Stockholders’ indemnification obligations under this Article VIII.
     8.13 Exclusive Remedy. Except as set forth in the next sentence or otherwise expressly provided in the Agreement, the remedies provided for in this Article VIII are the sole and exclusive remedies of the parties hereto and their Affiliates and their respective stockholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or the Escrow Agreement. The foregoing will not limit any party’s right to seek equitable remedies or rights to set-off or recoupment.
ARTICLE IX
TERMINATION
     9.1 Termination. Except as provided in this Section 9.1 and Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by the sixtieth day following execution of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act (directly or indirectly through Affiliates) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or of DFJ contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by Parent, if the Company does not deliver written consents of the Stockholders constituting the Sufficient Stockholder Vote by 11:59 p.m. (ET) on the third (3rd) Business Day subsequent to the date of this Agreement.

     9.2 Effect of Termination. Any termination by the Company or Parent pursuant to Section 9.1 shall be pursuant to written notice given, respectively, to Parent or the Company. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further liability or obligation on the part of Parent, the Company or the Stockholders or Optionholders, or their respective officers, directors, stockholders or Affiliates, if applicable; provided, however, that each party hereto shall remain liable for any breaches by it of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 1.12, 6.3, and 6.4, Article X and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to this Article IX.
ARTICLE X
GENERAL PROVISIONS
     10.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “368 Reorganization” has the meaning ascribed to it in the Recitals.
          “Acquisition Proposal” means any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (other than the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options).
          “Affiliate” means with respect to a specified Person any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such specified Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Aggregate Option Exercise Amount” means an amount equal to the aggregate exercise price of all Vested Options outstanding as of the Effective Time.
          “Agreement” has the meaning ascribed to it in the preamble hereto.
          “Balance Sheet Date” has the meaning ascribed to it in Section 2.7.
          “Base Merger Consideration” means an amount equal to $22,000,000, payable in a combination of Parent Shares, Parent Restricted Shares, and cash as set forth in Section 1.6.
          “Basket Amount” has the meaning ascribed to it in Section 8.6(a).

          “Business Day(s)” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in Reston, Virginia are authorized or obligated by Law or executive order to close.
          “Certificate of Merger” has the meaning ascribed to it in Section 1.2.
          “Charter Documents” has the meaning ascribed to it in Section 2.1(c).
          “Closing” has the meaning ascribed to it in Section 1.2.
          “Closing Date” has the meaning ascribed to it in Section 1.2.
          “Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.7(a)(i).
          “Closing Date Certificate” has the meaning ascribed to it in Section 1.7(a).
          “Closing Net Debt” means an amount equal to the following (with each of the amounts set forth therein being calculated in accordance with GAAP as consistently applied by the Company and to the extent required to be reflected in financial statements in accordance with GAAP): (i) the aggregate amount of all Company Debt as of the close of business on the Closing Date, less (ii) the aggregate amount of all Company Cash as of the close of business on the Closing Date, in each case prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein). If (i) Company Debt is greater than Company Cash, Closing Net Debt shall be a positive number, (ii) Company Debt is less than Company Cash, Closing Net Debt shall be a negative number and (iii) Company Debt is equal to Company Cash, Closing Net Debt shall be zero.
          “Closing Net Working Capital” means an amount equal to the following (with each of the amounts set forth therein being calculated in accordance with GAAP as consistently applied by the Company and to the extent required to be reflected in financial statements in accordance with GAAP): (i) the aggregate value of all current assets of the Company as of the close of business on the Closing Date, including all accounts receivable (net of all related reserves), and including Company Cash, less (ii) the aggregate value of all current Liabilities of the Company as of the close of business on the Closing Date, including all accounts payable and other current accrued Liabilities, but excluding all Outstanding Company Transaction Expenses, any and all Company Debt, in each case prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein). Current Liabilities shall include all Taxes (including any withholding Tax, employer’s Tax and other Tax liabilities of the Company) arising from or required to be paid as a result of the transfers under the Stock Transfer Agreement between Draper Fisher Jurvetson Fund IX, L.P. and certain Employees.
          “Closing Net Working Capital Differential” means the difference between Closing Net Working Capital and the Net Working Capital Target, which (i) will be a positive number if Closing Net Working Capital is greater than the Net Working Capital Target, (ii) will be a negative number if Closing Net Working Capital is less than the Net Working Capital Target and (iii) will be zero if Closing Net Working Capital is equal to the Net Working Capital Target.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning ascribed to it in the preamble hereto.
          “Company Authorizations” has the meaning ascribed to it in Section 2.16.
          “Company Capital Stock” means Company Common Stock and Company Preferred Stock, taken together.
          “Company Cash” means (a) the aggregate amount of cash and cash equivalents, including money market accounts, of Company, minus (b) the aggregate principle amount of all outstanding checks drafts and debit transactions made or written against such accounts.
          “Company Common Stock” means the Company’s common stock, par value $.0.00166 per share.
          “Company Common Stock Deemed Outstanding” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock issuable upon exercise of the Vested Company Options, and plus the number of shares of Company Common Stock issuable upon conversion of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Company Debt” means, without duplication, all indebtedness or other obligations of the Company: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in respect of the deferred purchase price of property (excluding accounts payable and other current liabilities incurred in the ordinary course of business and reflected on the Closing Date Balance Sheet); (iv) in respect of all guarantees by the Company on account of indebtedness for borrowed money of any other Person; and (v) capitalized lease obligations of the Company; including in each case (i) through (v), accrued and unpaid interest thereon, as well as any prepayment, change of control or other similar penalties and related costs and expense related thereto.
          “Company Employee Plan” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary or ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Subsidiary or ERISA Affiliate has or may have any liability or obligation.
          “Company Indemnitee” has the meaning ascribed to it in Section 6.9(a).

          “Company Material Adverse Effect” means any change, event or effect that (a) is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company, or (b) materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company conduct business that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company; and (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company.
          “Company Option Plan” means the AdXpose, Inc. 2011 Equity Incentive Plan, as amended and in effect as of the date hereof.
          “Company Options” means all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are issued and outstanding immediately prior to the Effective Time.
          “Company Parties” has the meaning ascribed to it in Section 8.4.
          “Company Owned IP” means all Intellectual Property owned by the Company.
          “Company Products” means all of the service and products offerings of the Company that are commercially available or were made available by the Company in the past.
          “Company Registered Intellectual Property” has the meaning ascribed to it in Section 2.13(a).
          “Company Systems” has the meaning ascribed to it in Section 2.13(m).
          “Company Preferred Stock” means Series 1 Preferred Stock, Series 2 Preferred Stock and Series C Preferred Stock, taken together.
          “Confidentiality Agreement” has the meaning ascribed to it in Section 6.3.
          “Conflict” has the meaning ascribed to it in Section 2.5(a).
          “Contract” means any written or binding oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, obligation, commitment or undertaking of any nature.
          “Copyrights” has the meaning set forth in the definition of Intellectual Property contained in this Article X.

          “Current Balance Sheet” has the meaning ascribed to it in Section 2.7.
          “D&O Tail Policy” has the meaning ascribed to it in Section 6.9(b).
          “DFJ” has the meaning ascribed to it in the preamble hereto.
          “DFJ Entity” has the meaning ascribed to it in the preamble hereto.
          “DGCL” has the meaning ascribed to it in Section 1.1.
          “Disclosure Schedule” has the meaning ascribed to it in the lead-in of Article II.
          “Dissenting Shares” has the meaning ascribed to it in Section 1.11.
          “DLLCA” has the meaning ascribed to it in Section 1.1.
          “DOL” means the United States Department of Labor.
          “Effective Time” has the meaning ascribed to it in Section 1.2.
          “Employee” means any current or former employee, consultant, independent contractor or director of the Company or any Subsidiary or ERISA Affiliate.
          “Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract between the Company or any Subsidiary or ERISA Affiliate and any Employee under which the Company or any Subsidiary or ERISA Affiliate has any liability or obligation, except for at-will offer letters and employee confidentiality agreements with no severance obligations.
          “Environmental Laws” means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          “Escrow Account” has the meaning ascribed to it in Section 1.7(b)(i).
          “Escrow Agent” has the meaning ascribed to it in Section 1.7(b)(i).
          “Escrow Agreement” has the meaning ascribed to it in Section 1.7(b)(i).

          “Escrow Amount” means Four Million One Hundred Sixty-Six Thousand One Hundred and Thirty-One Dollars and Forty One Cents ($4,166,131.41), in cash.
          “Escrow Funds” has the meaning ascribed to it in Section 1.8(a).
          “Estimated Adjusted Net Merger Consideration” means an amount equal to (i) the Base Merger Consideration, plus (ii) the Estimated Net Working Capital Differential, minus (iii) the Estimated Net Debt, minus (iv) the Estimated Outstanding Company Transaction Expenses, plus (vi) the Aggregate Option Exercise Amount.
          “Estimated Net Debt” has the meaning ascribed to it in Section 1.7(a)(iii).
          “Estimated Net Debt Statement” has the meaning ascribed to it in Section 1.7(a)(iii).
          “Estimated Net Working Capital” has the meaning ascribed to it in Section 1.7(a)(ii).
          “Estimated Net Working Capital Differential” means the difference between Estimated Net Working Capital and the Net Working Capital Target, which (i) shall be a positive number if Estimated Net Working Capital is greater than the Net Working Capital Target, (ii) shall be a negative number if Estimated Net Working Capital is less than the Net Working Capital Target, and (iii) shall be zero if Estimated Net Working Capital is equal to the Net Working Capital Target.
          “Estimated Per Share Consideration” means the quotient obtained by dividing (i) the Estimated Adjusted Net Merger Consideration less the Series A Aggregate Liquidation Preference, Series 2 Aggregate Liquidation Preference, and the Series 1 Aggregate Liquidation Preference by (ii) the Company Common Stock Deemed Outstanding.
          “Excess Amount” has the meaning ascribed to it in Section 1.10(b)(ii).
          “Exchange Act” has the meaning ascribed to it in Section 4.6.
          “Final Adjusted Net Merger Consideration” has the meaning ascribed to it in Section 1.10(a)(iii)C.
          “Final Per Share Consideration” means the quotient obtained by dividing (i) the Final Adjusted Net Merger Consideration less the Series A Aggregate Liquidation Preference, Series 2 Aggregate Liquidation Preference, and the Series 1 Aggregate Liquidation Preference, by (ii) the Company Common Stock Deemed Outstanding.
          “Financials” has the meaning ascribed to it in Section 2.7.
          “Fundamental Representations” has the meaning ascribed to it in Section 8.5.
          “GAAP” means United States generally accepted accounting principles consistently applied.

          “Governmental Entity” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
          “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof and any other substance prohibited or regulated under any Environmental Law.
          “Holder Shares” has the meaning ascribed to it in Section 6.13(a).
          “Holders” has the meaning ascribed to it in Section 6.13(a).
          “Independent Accounting Firm” means Cherry, Bekaert & Holland, L.L.P or such other regionally nationally recognized accounting firm mutually agreed upon by Parent and Stockholder Representative; provided, however, that the Independent Accounting Firm may not have been paid more than $50,000 by either the Company or the Parent or their respective Affiliates within the prior two years.
          “Informational Disclosures” has the meaning ascribed to it in Section 10.5.
          “Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world (a) patents, patent applications and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”) and the inventions, designs and improvements described and claimed therein, whether patentable or not, (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, including in each case, the goodwill associated therewith (collectively, “Trademarks”), (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”), (d) trade secrets and confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”), (e) all Internet domain names and domain name registrations, web sites and web pages and related rights, items and documentation related thereto, (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”), and (g) any other intellectual property rights.
          “Interim Financials” has the meaning ascribed to it in Section 2.7.
          “IP Licenses” means licenses, sublicenses and other Contracts to which the Company is a party that grant the Company the rights necessary to use in any manner the Intellectual Property of any Person other than that owned by the Company.
          “IRS” means the United States Internal Revenue Service.
          “Key Personnel” the Persons listed on Schedule 10.1(1).
          “Knowledge” and similar terms mean (a) with respect to the Company, the actual knowledge of the Key Personnel and the directors of the Company as of immediately prior to signing and the knowledge that such Persons would reasonably be expected to have after Reasonable Inquiry; and (b) with respect to any other Person, the actual knowledge of such Person; provided, however, that with respect to Intellectual Property, the term “would reasonably be expected to have” does not require Company, or any of its officers or directors, to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property right clearance searches, but such Person would be imputed to have knowledge of the results of any such freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property right clearance searches actually performed by or on the behalf of the Company.
          “Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
          “Lease Agreements” has the meaning ascribed to it in Section 2.12(a).
          “Leased Real Property” has the meaning ascribed to it in Section 2.12(a).
          “Letter of Transmittal” has the meaning ascribed to it in Section 1.9(a).
          “Liabilities” means all debts, liabilities, guarantees, assurances, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown including those arising under any Law, action or governmental order and those arising under any Contract.
          “Licensed IP” has the meaning ascribed to it in Section 2.13(b).
          “Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

          “Loss” means the amount of any damages, claims, Liabilities, obligations, deficiencies, penalties, fines, assessments, Taxes, losses, expenditures, costs or expenses (including costs of investigations and reasonable attorneys’ fees and disbursements); provided, that Losses shall only include punitive, exemplary or special damages to the extent resulting from a third party claim.
          “Major Customers” has the meaning ascribed to it in Section 2.23(a).
          “Management Personnel” means the Persons listed on Schedule 10.1(2).
          “Material Contract” has the meaning ascribed to it in Section 2.14(a).
          “Materiality Qualifications” means any “material”, “materially”, or “in all material respects”, “Company Material Adverse Effect” and similar qualifications contained in any representations and warranties under this Agreement, the Disclosure Schedule, or any other certificate, document, writing or instrument delivered by or on behalf of the Company or DFJ pursuant to this Agreement.
          “Merger” has the meaning ascribed to it in the recitals hereto.
          “Merger Consideration” means an amount equal to the sum of (a) the Base Merger Consideration, plus (b) the Closing Net Working Capital Differential, minus (c) the Closing Net Debt, and minus (d) Outstanding Company Transaction Expenses.
          “Merger Consideration Adjustment Component” has the meaning ascribed to it in Section 1.10(a)(i).
          “Merger Consideration Adjustment Memorandum” has the meaning ascribed to it in Section 1.10(a)(iii)A.
          “Merger Sub” has the meaning ascribed to it in the preamble hereto.
          “Net Merger Consideration” means an amount equal to the sum of (a) the Merger Consideration, plus (b) the Aggregate Option Exercise Amount.
          “Net Working Capital Target” means an amount equal to $500,000.
          “Notice of Dispute” has the meaning ascribed to it in Section 1.10(a)(ii).
          “Open Source Materials” means all software that is distributed as “open source software” or under a similar licensing or distribution model approved by the Open Source Initiative (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).
          “Optionholder” means any holder of outstanding Company Options immediately prior to the Effective Time.

          “Outstanding Company Transaction Expenses” means any Third Party Transaction Expenses of the Company already incurred or expected to be incurred prior to the Closing (including any amounts for out-of-pocket expenses that the Company is obligated by Law or Contract to reimburse any of its Stockholders or Optionholders) which remain unpaid as of the Closing, it being understood by the parties that all such Third Party Transaction Expenses of the Company are to have been paid by the Company prior to the Closing; provided, however, that for the avoidance of doubt; the fees and expenses of an independent accounting firm to complete an audit and stub period review of the Company’s financial statements for which the Parent has liability under Section 1.12 shall not be considered “Outstanding Company Transaction Expenses” for purposes of this Agreement.
          “Parent” has the meaning ascribed to it in the preamble hereto.
          “Parent Closing Statement” has the meaning ascribed to it in Section 1.10(a)(i).
          “Parent Material Adverse Effect” means any change, event or effect that (a) is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any of its Subsidiaries, taken as a whole, or (b) materially impairs the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute a Parent Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which Parent and its Subsidiaries conduct business that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its Subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its Subsidiaries; and (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its Subsidiaries.
          “Parent Parties” has the meaning ascribed to it in Section 8.1.
          “Parent Restricted Shares” means Parent Shares issued in connection with a restricted stock grant under Parent’s 2007 Equity Incentive Plan.
          “Parent SEC Documents” has the meaning ascribed to it in Section 4.6.
          “Parent Shares” means the common stock, par value $0.001 per share, of Parent.
          “Patents” has the meaning set forth in the definition of Intellectual Property contained in this Article X.
          “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          “Permitted Liens” has the meaning ascribed to it in Section 2.12(c).
          “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.
          “Piggyback Registration” has the meaning ascribed to it in Section 6.13(a).
          “Predecessor Company” means Mpire Corporation, a Delaware corporation.
          “Preferred Stock” means the Series A Preferred Stock, the Series 2 Preferred Stock and the Series A Preferred Stock.
          “Pro Rata Interest” has the meaning ascribed to it in Section 1.8.
          “Pro Rata Portion” means, with respect to each Securityholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Securityholder pursuant to Section 1.6 by (b) the total amount of consideration to be received by all Securityholders pursuant to Section 1.6.
          “PTO” means the United States Patent and Trademark Office.
          “Reasonable Inquiry” means the investigation that a reasonably prudent manager (or applicable Person) would make in the ordinary course of performing his assigned duties or responsibilities.
          “Related Agreements” means the Certificate of Merger and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto and required to be delivered at Closing pursuant to this Agreement.
          “Reorganization” has the meaning ascribed to it in Section 2.1(d).
          “Returns” has the meaning ascribed to it in Section 2.11(a)(i).
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” has the meaning ascribed to it in Section 3.7.
          “Securityholders” means all Stockholders and all Vested Optionholders.
          “Series A Aggregate Liquidation Preference” means the product of the Series 1 Liquidation Preference multiplied by the aggregate number of shares of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Series 1 Liquidation Preference” means an amount per Series 1 Preferred Stock share equal to $3.55.

          “Series 1 Preferred Stock” means the Company’s Series 1 Preferred Stock, par value of $0.001 per share.
          “Series 2 Aggregate Liquidation Preference” means the product of the Series 2 Liquidation Preference multiplied by the aggregate number of shares of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Series 2 Liquidation Preference” means an amount per Series 2 Preferred Stock share equal to $3.55.
          “Series 2 Preferred Stock” means the Company’s Series 1 Preferred Stock, par value of $0.001 per share.
          “Series A Aggregate Liquidation Preference” means the product of the Series A Liquidation Preference multiplied by the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Series A Liquidation Preference” means an amount per Series A Preferred Stock share equal to $0.2755.
          “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value of $0.001 per share.
          “Shortfall Amount” has the meaning ascribed to it in Section 1.10(b)(i).
          “Software” has the meaning set forth in the definition of Intellectual Property contained in this Article X.
          “Soliciting Materials” has the meaning ascribed to it in Section 6.1(a).
          “Special Indemnity Representations” means the Fundamental Representations, collectively with the representations and warranties made in Sections 2.11 (Tax Matters), Section 2.13 (Intellectual Property) and 2.20 (Employee Benefit Plans and Compensation).
          “Stockholder” means any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
          “Stockholder Notice” has the meaning ascribed to it in Section 6.1(b).
          “Stockholder Representative” has the meaning ascribed to it in the preamble hereto.
          “Stockholder Representative Expenses” has the meaning ascribed to it in Section 10.3(b).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock generally entitled (without regard to the occurrence of any contingency)

to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.
          “Sufficient Stockholder Vote” has the meaning ascribed to it in Section 2.4.
          “Surviving Company” has the meaning ascribed to it in Section 1.1.
          “Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, ad valorem taxes, intangible taxes, prohibited transaction taxes, escheat and unclaimed property taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature; (i) any liability for any amount described in clause (a) above whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law; and (c) any liability for any amount described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person for Taxes.
          “Tax Return” means any return, declaration, report, claim for refund, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

          “Third Party Transaction Expenses” means all third-party fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, broker, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 6.5) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. The Third Party Transaction Expenses of the Company will include any change of control or similar bonuses payable by the Company to employees of the Company upon consummation of the Merger other than in respect of Vested Company Options.
          “Trademarks” has the meaning set forth in the definition of Intellectual Property contained in this Article X.
          “Trade Secrets” has the meaning set forth in the definition of Intellectual Property contained in this Article X.
          “Trading Price” means Seventeen Dollars and Ninety-Eight Cents ($17.98).
          “Treasury Regulations” means the United States Treasury Regulations.
          “Unvested Company Options” means all Company Options that are unvested (and have not been forfeited) immediately prior to the Effective Time (after giving effect to any vesting acceleration provisions).
          “Vested Company Options” means all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time (after giving effect to any vesting acceleration provisions).
          “Vested Incentive Options” means all Vested Company Options that by their terms qualify and are otherwise intended to qualify as incentive stock options within the meaning of Code Section 422 and the regulations promulgated thereunder.
          “Vested Optionholder” means a holder of a Vested Company Option.
          “Vested Nonstatutory Options” means all Vested Company Options that by their terms do not qualify nor are they intended to qualify as incentive stock options within the meaning of Code Section 422 and the regulations promulgated thereunder
          “Year-End Financials” has the meaning ascribed to it in Section 2.7.
     10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All formulas in this Agreement (whether based upon words or numbers) will be calculated in a manner consistent with mathematic rules and constructs (e.g., multiplication and division performed before addition and subtraction unless context indicates otherwise, an addition of a negative number is a subtraction, a subtraction of a negative number is an addition, etc.). For all purposes of this Agreement, outstanding checks or uncompleted electronic transfers of funds of the Company shall be treated as reductions in Company Cash, provided that if Company Cash would thereafter be less than zero ($0), all amounts less than zero dollars ($0) shall be treated as Company Debt. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Related Agreement has the meaning assigned to such term in accordance with GAAP; (d) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (e) any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (f) the term “or” means “and/or”; (g) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (h) reference to any Article or Section means such Article or Section hereof. Each Disclosure Schedule will be deemed incorporated into this Agreement.
     10.3 Stockholder Representative.
          (a) Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership, shall serve as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholder Representative in connection with this Agreement, to authorize payment to any indemnified party under Article VIII from the Escrow Funds in satisfaction of claims by any indemnified party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any indemnified party against any Stockholder or by any such Stockholder against any indemnified party or any dispute between any indemnified party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement or any of the transactions contemplated hereby or thereby as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). The Stockholder Representative Expenses, including the costs and expenses of enforcing this right of indemnification, shall be paid by the Stockholders allocated on the basis of their Pro Rata Portion. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Parent, and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. Parent and the Escrow Agent are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Stockholder Representative.
          (c) The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages.
          (d) The Stockholder Representative shall have reasonable access to information reasonably requested by the Stockholder Representative and the reasonable assistance of the Surviving Company’s officers and employees for purposes of performing the Stockholder Representative duties under this Agreement and exercising its rights under this Agreement.
          (e) In the performance of his duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Stockholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, Merger Sub or, after the Effective Time, the Surviving Company, to:
comScore, Inc.
11950 Democracy Blvd, Suite 600
Reston VA 20190
Attention: Chief Financial Officer
(703) 438-2325 phone
(703) 997-0887 fax
With a copy with shall not constitute notice to:
comScore, Inc.
11950 Democracy Blvd, Suite 600
Reston, VA 20190
Attention: General Counsel
(703) 438-2111 phone
(703) 438-2350 fax
with a copy to (which shall not constitute notice to Parent or Merger Sub):
Holland & Knight LLP
1600 Tysons Blvd. Suite 700
McLean, Virginia 22102
Telephone No: (703) 720-8018
Facsimile: (703) 720-8610
Attn: Marisa Terrenzi
(b) if to the Stockholder Representative or, prior to the Effective Time, the Company, to:
Draper Fisher Jurvetson Fund IX, L.P.
2882 Sand Hill Road
Suite 150
Menlo Park, CA 94025
Attention: Bill Bryant
Telephone : (650) 233-9000
Facsimile No.: (650) 233-9233
with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Craig E. Sherman
Telephone No.: (206) 883-2500
Telecopy No.: (206) 883-2699
     10.5 Disclosure Schedule. The schedules, exhibits and the Disclosure Schedule to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Each of Parent and Merger Sub hereby acknowledges and agrees that: (i) certain agreements and other matters may be listed in the Disclosure Schedule for informational purposes only, as they do not rise above applicable materiality thresholds, they are not outside of the ordinary course of business or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”); (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties; (iii) disclosures made for the purpose of any section or sections of the Disclosure Schedule will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (iv) headings in the Disclosure Schedule have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement; (v) no reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (vi) no disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; and (vii) the inclusion of any matter, information or item in the Disclosure Schedule will not be deemed to constitute an admission of any liability by Company to any third party.
     10.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.7 Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended by execution of an instrument in writing signed by the Parent and the Company (if prior to the Effective Time) or by the Parent and Stockholder Representative (if after the Effective Time).

     10.8 Extension; Waiver. Parent and the Surviving Company (after the Effective Time), on the one hand, and the Company (prior to the Effective Time) and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     10.9 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including the Prior Agreement, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 6.9, and (iii) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control (provided that no partial assignment and delegation is permitted without consent of the parties hereto). This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     10.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.11 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
     10.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in Fairfax County, Commonwealth of Virginia or the United States District Court, Eastern District of Virginia (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the Commonwealth of Virginia for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each of the parties hereto agrees to the mailing of service of process to the respective addresses set forth in Section 10.4 above for such party as an alternative method of service of process in any legal proceeding brought in any such court and that such mailing shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.
     10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     10.14 Market Stand-Off. The Company and DFJ acknowledges that the existence of this Agreement and the terms hereof may be considered material non-public information. The Company and DFJ each agree that it will not, and their respective officers, mangers, directors and Affiliates agree that they will not, and shall cause their securityholders and employees who have knowledge or become aware of the existence of this Agreement not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of Parent from the date of this Agreement through the third Business Day after the public announcement by Parent of the existence of this Agreement and its subject matter.
     10.15 Rules of Construction. The parties hereto agree that they have jointly participated in the drafting and negotiation of this Agreement and been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
[remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

Parent: COMSCORE, INC.
By:	/s/ Kenneth J. Tarpey
	Name:	Kenneth J. Tarpey
	Title:	Chief Financial Officer

Merger Sub: CS AD SOLUTIONS, LLC
By:	/s/ Kenneth J. Tarpey
	Name:	Kenneth J. Tarpey
	Title:	President

Company: ADXPOSE, INC.
By:	/s/ Jeff Bergstrom
	Name:	Jeff Bergstrom
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

DFJ: DRAPER FISHER JURVETSON FUND IX, L.P.
By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS IX, LLC
By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Member

DRAPER ASSOCIATES, L.P.
By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	General Partner

Stockholder Representative: DRAPER FISHER JURVETSON FUND IX, L.P. solely in its capacity as Stockholder Representative hereunder
/s/ William K. (Bill) Bryant
Name: Bill Bryant, Authorized Signatory

[Signature Page to Amended and Restated Agreement and Plan of Merger]